Exhibit 2.4
AGREEMENT AND PLAN OF MERGER
Dated as of April 30, 2009
among
ComVest NationsHealth Holdings, LLC
NationsHealth Acquisition Corp.
and
NationsHealth, Inc.

     i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

EXHIBITS

Exhibit 1.5(a)	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
Exhibit 1.5(b)	Form of Bylaws of Surviving Corporation
Exhibit 4.9(a)	Rollover Financing Documents
Exhibit A	Bridge Loan Documents
Exhibit B	Preferred Stock Investment Documents

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger, dated as of April 30, 2009 (this “Agreement”), is by and among ComVest NationsHealth Holdings, LLC, a Delaware limited liability company (“Parent”), NationsHealth Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and NationsHealth, Inc., a Delaware corporation (the “Company”). Certain defined terms used in this Agreement are defined in Annex A.
RECITALS
     WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee formed by the Board of Directors of the Company for the purpose of evaluating and negotiating strategic alternatives and/or transactions for the Company, including, but not limited to, this Agreement and the Transactions contemplated herein, any Superior Proposal, any Takeover Proposal, any Company Acquisition Agreement, and/or any other similar transactions, (a) has approved and declared advisable this Agreement and determined that this Agreement is in the best interests of its stockholders (other than holders of the Rollover Shares and/or shares of Preferred Stock as to which no determination has been made), (b) has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement, and determined that the Merger is in the best interests of its stockholders (other than holders of the Rollover Shares and/or shares of Preferred Stock as to which no determination has been made), (c) has reviewed the terms of the Merger and determined that such terms are fair and (d) has recommended adoption by its stockholders of this Agreement and the Merger;
     WHEREAS, the respective Boards of Directors (or similar governing body) and the stockholders of Parent and Merger Sub have approved this Agreement and the Merger on the terms and subject to the conditions provided for in this Agreement and declared it advisable and in the best interests for Parent, Merger Sub and their respective stockholders to enter into this Agreement;
     WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Senior Managers, Parent and Merger Sub have entered into that certain Voting Agreement (the “Voting Agreement”), pursuant to which the Senior Managers have agreed to vote their respective Shares in favor of the adoption of this Agreement and the consummation of the Merger in accordance with the terms of the Voting Agreement;
     WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Company and Parent have entered into the Bridge Loan Documents to which it is a party pursuant to which Parent has agreed to provide a bridge loan to the Company in the principal amount of $3,000,000 (the “Bridge Loan”) in accordance with the terms of the Bridge Loan Documents whereby the Bridge Loan shall (a) be subordinated to the Company’s obligations to the Senior Lender and be senior to the Company’s obligations to MHR, (b) have a monthly cash interest payment based on an interest rate of ten percent (10%) per annum, (c) have a term of six (6) months (the “Maturity

Date”), and (d) be used to pay a portion of the Transaction Fees and for the Company’s general business purposes, working capital, growth capital and capital expenditures;
     WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Senior Managers, MHR, and Parent have entered into that certain Exchange and Rollover Agreement (the “Exchange and Rollover Agreement”) pursuant to which the Senior Managers and MHR have agreed to contribute their respective Rollover Shares in the Exchange for shares of the Merger Sub Non-Voting Common Stock immediately prior to the Closing in accordance with Section 5.15 and the terms of the Exchange and Rollover Agreement;
     WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company, Parent and Merger Sub to enter into this Agreement, the Company, Parent, the Senior Managers and MHR have entered into the Preferred Stock Investment Documents pursuant to which the signatories thereto have agreed to the purchase and sale of the shares of Preferred Stock, the rights, preferences, privileges and restrictions of the Preferred Stock and the Surviving Corporation Common Stock to be issued to the holders of the Merger Sub Non-Voting Common Stock (to be issued in the Exchange), and the composition and governance of the Company’s Board of Directors after the Closing in accordance with the terms of the Preferred Stock Investment Documents;
     WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company, Parent, and Merger Sub to enter into this Agreement, each of the Senior Lender and MHR granted its consent to this Agreement and the Transactions contemplated hereby (the “Lender Consents”);
     WHEREAS, concurrently with the execution of this Agreement, and in connection with Lender Consents, the Senior Lender and MHR (collectively the “Lenders”) and the Company have agreed to enter into the Rollover Financing Documents, providing for (i) certain waivers under and modifications to the Lenders’ respective loan documents and in connection therewith MHR has agreed to amend and restate the Notes, and the Company shall issue the MHR Warrants to MHR, and (ii) the agreement of MHR to contribute its Rollover Shares in the Exchange and to enter into certain related agreements with the Company, Parent and the Senior Managers as described herein;
     WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent, Merger Sub, the Guarantor, and the Company have entered into that certain Limited Guaranty (the “Guaranty”) pursuant to which the Guarantor has agreed to guaranty the Investment Amount, including, but not limited to the funding of the Bridge Loan, the Preferred Stock Investment and the Preferred Stock Investment Option (if exercised) in accordance with the terms of the Guaranty; and
     WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement each of the Senior Managers and the Company have entered into an Employment Agreement (each an “Employment Agreement”) pursuant to which each such Senior Manager has agreed to be employed by the Company after the Closing in accordance with the terms of such Senior Manager’s Employment Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger.
     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (with respect to all post-Effective Time periods, the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.
     1.2 Closing.
     The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. eastern time on a date (the “Closing Date”) that is not later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time at the offices of McDermott, Will & Emery, 201 South Biscayne Boulevard, Suite 2200, Miami, Florida 33131, unless another time, date or place is agreed to in writing by the parties hereto.
     1.3 Effective Time.
     Subject to the provisions of this Agreement, upon the Closing, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger, executed, acknowledged and filed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
     1.4 Effects of the Merger.
     The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.
          (a) Subject to Section 5.8, the Company’s Amended and Restated Certificate of Incorporation attached hereto as Exhibit 1.5(a) (the “Amended and Restated Certificate of Incorporation”), as filed and in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Amended and Restated Certificate of Incorporation.
          (b) Subject to Section 5.8, the Company’s Amended and Restated Bylaws attached hereto as Exhibit 1.5(b) (the “Bylaws”), as amended and in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Bylaws.
     1.6 Directors and Officers of the Surviving Corporation.
          (a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the DGCL, the Amended and Restated Certificate of Incorporation, and the Bylaws.
          (b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the DGCL, the Amended and Restated Certificate of Incorporation, and the Bylaws.
ARTICLE II
EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS; CAPITALIZATION OF PARENT; BRIDGE LOAN, PREFERRED STOCK INVESTMENT
     2.1 Effect on Capital Stock.
          At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub, the holder of any shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), or the holder of any shares of capital stock of Merger Sub:
          (a) Capital Stock of Merger Sub. Each share of Class A Voting Common Stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Voting Common Stock”), and each share of Class B Non-Voting Common Stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Non-Voting Common Stock”), including the Merger Sub Non-Voting Common Stock that was issued in the Exchange for the Rollover Shares pursuant to the Exchange and Rollover Agreement and Section 5.15, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”). As of the Effective Time, all such shares of

Merger Sub capital stock converted in accordance with this Section 2.1(a), when so converted, shall be cancelled and no longer be issued and outstanding and shall automatically cease to exist, and each holder of a certificate representing any such shares of Merger Sub capital stock shall cease to have any rights with respect thereto, except the right to receive a share of the Surviving Corporation Common Stock as set forth in this Section 2.1(a).
          (b) Conversion of Company Common Stock. Each share of Company Common Stock, including shares of Company Restricted Stock (each a “Share” and collectively, the “Shares”) (other than shares to be canceled in accordance with Section 2.1(c), the Dissenting Shares, and the shares of Preferred Stock issued at or immediately prior to the Effective Time in connection with the Preferred Stock Investment and the Preferred Stock Investment Option (if exercised)), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Surviving Corporation a cash amount equal to $0.12, without interest (the “Merger Consideration”) pursuant to the terms and conditions set forth in Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive a cash amount equal to the product of the Merger Consideration and the number of Shares represented by such Certificate, which amount shall be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.
          (c) Cancellation of Treasury Stock and Parent-Owned Stock. Any Shares that are owned by the Company as treasury stock, and any Shares owned by Parent or Merger Sub, including the Rollover Shares, immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.
          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote to adopt this Agreement (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal rights pursuant to the DGCL, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 2.1(b), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by a stockholder to timely comply with the requirements of the DGCL to perfect or demand appraisal rights. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.
     2.2 Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, a bank or trust company mutually agreed to by Parent and the Company, shall be engaged to act as agent for the holders of Shares and Options in connection with the Merger (the “Paying Agent”) to receive, for the benefit of such holders, the aggregate amount equal to the sum of (i) the aggregate Merger Consideration and (ii) the aggregate amount of Option Consideration payable upon the exercise of the Options (collectively, items (i) and (ii) shall be referred to as the “Aggregate Merger Consideration”). At the Closing, Parent shall deposit, or cause to be deposited, on behalf of Parent and the Company, immediately available funds equal to the Aggregate Merger Consideration with the Paying Agent for the benefit of the holders of Shares (other than shares to be canceled in accordance with Section 2.1(c), the Dissenting Shares, and the shares of Preferred Stock issued at or immediately prior to the Effective Time in connection with the Preferred Stock Investment and the Preferred Stock Investment Option (if exercised)). In the event the Aggregate Merger Consideration deposited with the Paying Agent shall be insufficient to make the payments contemplated by Section 2.1(b) and Section 2.3, Parent and/or the Guarantor shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the amount of such deficiency required to make such payment. The Paying Agent shall cause the Aggregate Merger Consideration to be (A) held for the benefit of the holders of Company Common Stock and Options, and (B) applied promptly to making the payments pursuant to Section 2.1(b) and Section 2.3. The Aggregate Merger Consideration shall not be used for any purpose that is not expressly provided for in this Agreement. The Aggregate Merger Consideration deposited with the Paying Agent shall only be invested and reinvested by Parent or the Surviving Corporation after the Effective Time and solely in obligations issued or guaranteed by the United States government (or agencies thereof) maturing in thirty (30) days or less and certificates of deposit or repurchase agreements maturing in thirty (30) days or less of domestic United States banks having capital and surplus of $250,000,000 or more and having a rating of A or better from Moody’s Investors Service, Inc. and A or better from Standard & Poor’s Corporation. The Aggregate Merger Consideration shall not be invested or reinvested in any other manner either directly by the Paying Agent or indirectly by the Paying Agent as instructed by Parent or the Surviving Corporation after the Effective Time or any of their respective Affiliates. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to the Surviving Corporation.
          (b) Payment Procedures. Promptly after the Effective Time and in no event later than two (2) Business Days after the Effective Time, the Surviving Corporation shall use its commercially reasonable efforts to cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of a Certificate or Options (to the extent there is any positive Option Consideration applicable to such Option) (i) a letter of transmittal (which shall specify, in connection with a Certificate, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Options in exchange for payment of the Merger Consideration and the Option Consideration, as applicable. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Options for cancellation to the Paying Agent (if applicable), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Options shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Share formerly represented by such Certificate and Option Consideration for each Option, and the Certificate or Option so surrendered shall forthwith be canceled. If payment of the applicable portion of the Aggregate Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Option is registered, it shall be a condition of such payment that (x) the Certificate or Option so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the applicable portion of the Aggregate Merger Consideration to a Person other than the registered holder of such Certificate or Option surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable, and such Person shall indemnify the Paying Agent, if so requested by the Paying Agent. Until surrendered as contemplated by this Section 2.2, each Certificate or Option shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the Aggregate Merger Consideration as contemplated by this Article II, without interest.
          (c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates (or affidavit of loss in lieu thereof), and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates (or affidavit of loss in lieu thereof) that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates (or affidavit of loss in lieu thereof) are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
          (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss for a Certificate (in a form reasonably acceptable to the party receiving such affidavit) by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving

Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article II.
          (e) Termination of Fund. At any time following twelve (12) months after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Options, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any of the Aggregate Merger Consideration that may be payable upon surrender of any Certificates or Options held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, subject to any and all claims or interest of any Person previously entitled thereto.
          (f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for any portion of the Aggregate Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares or Options pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be paid over to the appropriate taxing authority, and such paid over amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
     2.3 Company Stock Options; Restricted Stock.
          (a) Prior to the Effective Time, the Company shall take all actions necessary to provide that each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) shall be cancelled and terminated (without regard to the exercise price of the Options) immediately before the Effective Time and that all Options, whether or not vested, that remain unexercised immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to such Option, whether or not vested, without the need for any further action by the holder of the Option. The Option Consideration shall be paid to holders of Options in accordance with Section 2.2. Prior to the Effective Time, the Company shall make such amendments to the terms of the Company Stock Plans that are necessary to give effect to the transactions contemplated by this Section 2.3. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof, except as provided in connection with the Transactions contemplated herein and therein. Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. Notwithstanding anything else herein, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Laws.
          (b) Each holder of shares of Company Restricted Stock that are outstanding immediately prior to the Effective Time shall become fully vested in any such shares of Company Restricted Stock immediately prior to the Effective Time. Each share of Company Restricted Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive Merger Consideration in accordance with Section 2.1(b) (other than Company Restricted Stock that is included as Rollover Shares and will be contributed in the Exchange for the same number of shares of Merger Sub Non-Voting Common Stock immediately prior to the Closing pursuant to Section 5.15).
     2.4 Adjustments.
          Notwithstanding any provision of this Article II to the contrary (but without limiting the covenants in Section 5.2 in any manner whatsoever), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number or class of shares by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, stock split, conversion, combination, exchange of shares or similar transaction, the Aggregate Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, stock split, conversion, combination, exchange of shares or similar transaction.
     2.5 Capitalization of Parent; Bridge Loan; Preferred Stock Investment; Preferred Stock Investment Option
          (a) Parent shall be capitalized with $8,000,000 (the “Investment Amount”), of which (i) the amount of the Bridge Loan shall be funded on or before the date hereof and (ii) the Investment Amount, minus the outstanding principal amount of the Bridge Loan, shall be funded, subject to the terms and conditions of this Agreement, on or before the Closing Date (the “Remaining Investment Amount”).
          (b) On the date hereof, Parent and the Company shall enter into the Bridge Loan Documents to which it is a party whereby Parent shall provide the Bridge Loan to the Company and the proceeds therefrom shall be used to pay a portion of the Transaction Fees pursuant to Section 5.10, to fund the Company’s general business purposes, working capital, growth capital and capital expenditures after the date hereof. In connection with the Bridge Loan, the Company shall issue to Parent the Bridge Loan Warrants, which shall (i) be exercisable within fifteen (15) days of such termination date if this Agreement is terminated pursuant to (A) Section 7.1(c)(i) or Section 7.1(c)(iii) and the Company’s breach triggering such termination shall have been willful or (B) Section 7.1(b)(iii), Section 7.1(c)(ii), or Section 7.1(d)(iii),and (ii) automatically expire at the Effective Time.
          (c) At the Effective Time, (i) the outstanding principal amount under the Bridge Loan shall be converted into shares of Preferred Stock at a price per share equal to the Merger Consideration and (ii) any remaining accrued and unpaid interest on the Bridge Loan shall be paid in cash by the Company to Parent.
          (d) At the Effective Time and in connection with the Merger, Parent shall invest the Remaining Investment Amount in the Company in exchange for shares of Preferred Stock at a price per share equal to the Merger Consideration pursuant to the terms and conditions set forth in the Preferred Stock Investment Documents (the “Preferred Stock Investment”), from which (i) Parent shall deposit the Aggregate Merger Consideration on behalf of Parent and the Company with the Paying Agent in accordance with Section 2.2 in order to purchase all of the Shares (other than shares to be canceled in accordance with Section 2.1(c), the Dissenting Shares, and the shares of Preferred Stock issued in connection with the Preferred Stock Investment and the Preferred Stock Investment Option (if exercised)), and Options, and (ii) Parent shall pay to the Company a cash amount equal to the Remaining Investment Amount minus the Aggregate Merger Consideration, which proceeds shall be used to pay the remaining Transaction Fees pursuant to Section 5.10 and to fund the Company’s general business purposes, working capital, growth capital and capital expenditures after the Effective Time.
          (e) Pursuant to the Preferred Stock Investment Documents, Parent shall have the right, but not the obligation, during the period commencing on the date hereof and ending on the first anniversary of the Closing Date, to invest up to $2,000,000 in the Surviving Corporation in exchange for shares of Preferred Stock at the same price per share and on the same terms and conditions as the Preferred Stock Investment (the “Preferred Stock Investment Option”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement; provided, that, any information set forth in one Section of the Company Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement and the Company Disclosure Schedule to the extent such disclosure is made in a way as to make its relevance to such other Section or subsection readily apparent (the “Company Disclosure Schedule”), or as disclosed in any of the Company SEC Documents filed during the twelve (12) month period prior to the date hereof, other than any sections contained therein specifically relating to risks factors or cautionary or forward looking statements, the Company represents and warrants to Parent and Merger Sub as follows:
     3.1 Organization, Standing and Power.

          (a) Each of the Company and its Subsidiaries is a corporation, partnership, or a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate, partnership, or limited liability company power and authority necessary to own, lease, and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, partnership, or limited liability company and is in good standing in each jurisdiction in which the nature of the business conducted by it or the operation, ownership, leasing, character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other Equity Interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and, except for the Permitted Liens and as set forth in Section 3.1(b) of the Company Disclosure Schedule, are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, in each case except as provided in connection with the Transactions contemplated herein and therein, and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, voting securities or Equity Interests in any Person.
          (c) The Company has made available to Parent correct and complete copies of its organizational and governing documents (the “Company Charter Documents”) and correct and complete copies of the organizational and governing documents of each of its Subsidiaries (the “Subsidiary Documents”), and all amendments thereto. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in material violation of any of their respective provisions.
     3.2 Capitalization.
          (a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). At the close of business on February 28, 2009 (the “Reference Date”), (i) 28,551,805 shares of Company Common Stock were issued and outstanding (of which 158,120shares were Company Restricted Stock), (ii) 4,000,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 1,798,069 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans) and 2,331,585 shares of Company Common Stock were reserved for issuance upon conversion of the Notes and Warrants (other than the Bridge Loan Warrants, which shall automatically expire at the Effective Time), (iii) no shares of Preferred Stock were issued or outstanding; and (iv) 837,926 shares of Company Common Stock were held in the Company’s treasury. Since the Reference Date, no shares of Company Common Stock, Company Preferred Stock or any other Equity Interests have been issued, except pursuant to the exercise, if any, of Options granted under Company Stock Plans or outstanding Warrants (other than the Bridge Loan Warrants) as of the close of business on the Reference Date, except as provided in connection with the Transactions contemplated herein and therein. Section 3.2(a) of the Company Disclosure Schedule contains a correct and complete list, as of the Reference Date, of Options and Company Restricted Stock, Warrants (other than the Bridge Loan Warrants) and Notes including the holder, date of grant, term, number of shares of Company Common Stock subject to such Option or Warrant (other than the Bridge Loan Warrants) and, where applicable, exercise price and vesting schedule. All outstanding shares of the capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, the Bridge Loan Documents, and the Preferred Stock Investment Documents, none of the outstanding shares of the capital stock of the Company are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or are subject to any right of first refusal in favor of the Company, and, there is no Contract restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of the capital stock of the Company, except as provided in connection with the Transactions contemplated herein and therein. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, (A) there are no outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other Equity Interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other Equity Interests of the Company (collectively, “Company Securities”); (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party, in each case except as provided in connection with the Transactions contemplated herein and therein. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, no bonds, debentures, notes or other indebtedness of the Company having a right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which the holders of capital stock of the Company may vote are issued and outstanding, except as provided in connection with the Transactions contemplated herein and therein.
          (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, each of the outstanding shares of capital stock, voting securities or other Equity Interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all Liens other than the Permitted Liens. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no (i) preemptive rights, outstanding options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other Equity Interests of any Subsidiary of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other Equity Interest of a Subsidiary of the Company, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other Equity Interests of a Subsidiary of the Company; or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party. None of the Subsidiaries of the Company owns any Company Common Stock.
          (c) Except as described in Section 3.2(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any Equity Interest, or any Equity Interest convertible into or exchangeable or exercisable for Equity Interests or similar interests in, any Person (other than the Company Subsidiaries).
          (d) Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, the Preferred Stock Investment Documents and any of the documents, instruments and agreements entered into in connection with the Transactions contemplated herein and therein, there are not, as of the date hereof, (i) any registration rights agreements or (ii) any stockholder agreements, voting trusts, or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company.
     3.3 Authority; Noncontravention; Voting Requirements.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and any other Transactions contemplated hereby to which it is a party. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger and any other Transactions contemplated hereby to which it is a party, have been duly authorized and approved by its Board of Directors acting upon a receipt of a recommendation by the Special Committee, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement and the consummation of the Merger and any other Transactions contemplated hereby to which it is a party and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger and any other Transactions contemplated by hereby to which it is a party. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
          (b) The Company’s Board of Directors, at a meeting duly called and held and acting upon receipt of a recommendation by the Special Committee, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders (other than holders of the Rollover Shares and the Preferred Stock issued in connection with the Preferred Stock Investment and the Preferred Stock Investment Option (if exercised) in each case as to which no determination has been made); (ii) authorized and approved the execution, delivery and performance of this Agreement, the Voting Agreement, each Employment Agreement, the Rollover Financing Documents, the Bridge Loan Documents, and the Preferred Stock Documents, and the related agreements, documents and instruments contemplated thereby, and the consummation of the Merger; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders Meeting.
          (c) Except as specifically set forth in Section 3.3(c) of the Company Disclosure Schedule and except for any agreements, documents or instruments entered into in connection with the Rollover Financing, the Preferred Stock Investment, the Preferred Stock Investment Option (if exercised), and the Bridge Loan, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any material provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) conflict with or violate in any material respect any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien, other than the Permitted Liens, upon any of the respective properties or assets of, the Company or any of its Subsidiaries, in each case, in any material respect, under, any of the terms, conditions or provisions of any written loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, other than, in each case, any such violation, conflict, default, termination, cancellation, acceleration or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (d) Assuming that the representations and warranties of Parent and Merger Sub in Section 4.11 are true, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and consummation of the Merger (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary under the DGCL to adopt this Agreement and approve the Transactions.
     3.4 Approvals.
          The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not require any consent, approval, or other authorization of, or filing with, or notification to any Governmental Authority by the Company, other than: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) the filing with the Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the Company Stockholders Meeting in accordance with and under the Securities Exchange Act of 1934, as amended (with the rules and regulations promulgated thereunder referred to herein as the “Exchange Act”), (ii) the related Rule 13E-3 Transaction Statement (the “Schedule 13E-3”), if applicable, and (iii) any other schedules, reports, and documents under and in compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (c) any filings required by, and any approvals required under, the rules and regulations of the OTC Bulletin Board; (d) any filings, waivers or approvals as may be required under any Health Care Laws, all of which are set forth on Section 3.4 of the Company Disclosure Schedule; and (e) any other necessary consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions, except, in each case, where the failure to obtain such other consents, approvals, authorizations or permits, or to make such filings or notifications, had not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     3.5 Company SEC Documents; Undisclosed Liabilities.
          (a) Except as set forth on Section 3.5(a) of the Company Disclosure Schedule, Since January 1, 2007, the Company has filed and furnished all reports, schedules, forms, prospectuses, documents, and registration, proxy and other statements required to be filed by it pursuant to the Exchange Act, the Securities Act and the rules and regulations of the SEC (collectively, and in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents) or if amended as of the latest amendment date, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading.

          (b) The consolidated financial statements of the Company (and the related notes) included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act) applied on a consistent basis during the periods presented (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto, none of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect).
          (c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (i) the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) except as set forth in Section 3.5(c)(i)(B) of the Company Disclosure Schedule, the applicable listing and corporate governance rules and regulations of the OTC Bulletin Board, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (ii) the Company has established and maintains disclosure controls and procedures to satisfy the requirements in all material respects of Rule 13a-15 under the Exchange Act that are designed to ensure that material information relating to the Company and required to be disclosed by the Company, including its Subsidiaries, is made known to the Chief Executive Officer (or the principal executive officer) and the Chief Financial Officer (or the principal financial officer) of the Company by others within those entities, and is in the reports that it files under the Exchange Act and is in accordance with the Exchange Act, the Securities Act and the rules and regulations of the SEC, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) the management of the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any known fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer (or the principal executive officer) and the Chief Financial Officer (or the principal financial officer) will not be able to give the certifications and attestations required pursuant to the rules and regulations of the SEC and under the Sarbanes-Oxley Act when due. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

          (d) To the Company’s Knowledge, (i) from September 30, 2006 through the date of this Agreement, none of the Company or any of its Subsidiaries, or any director, officer, employee or independent auditor of the Company or any of its Subsidiaries, has received or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after September 30, 2006, and (ii) since September 30, 2006 through the date of this Agreement, no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after September 30, 2006, by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.
          (e) Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except liabilities (i) as and to the extent reflected or reserved against on the unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2008 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or (iv) obligations arising under this Agreement or any of the documents, instruments or agreements entered into in connection with the Transactions. Except as set forth in Section 3.5(e) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has any Indebtedness and is not a guarantor or indemnitor of any Indebtedness of any other Person.
     3.6 Absence of Certain Changes or Events.
          Since the Balance Sheet Date, except as otherwise contemplated or permitted by this Agreement, (a) there have not been any events, changes, conditions, circumstances, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, (b) there has not been any dedication, setting aside as payment of any dividend or other distribution with respect to any of the Company Securities or the capital stock any of the Company’s Subsidiaries, and (c) there has not been any material change in accounting methods, principles or practices employed by the Company. Since the Balance Sheet Date, the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice.
     3.7 Legal Proceedings.
          Except as set forth in the Company SEC Documents or as set forth in Section 3.7 of the Company Disclosure Schedule, (a) there is no pending or, to the Knowledge of the

Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority, in each case, as has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.7 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any settlement agreement or stipulation, in each case, as has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) there is no pending legal, administrative, arbitral, or other proceeding, claim, suit or action that challenges, or that, if decided adversely to the Company would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.
     3.8 Compliance With Laws.
          Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company and its Subsidiaries are (and since January 1, 2006 have been) in compliance with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees, requirements and orders (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, except where the failure to be in such compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2006, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in any material respect with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, except where such claims or alleged claims have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has obtained and is in compliance with all Permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Authority necessary to conduct its business as presently conducted, except where the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     3.9 Change of Control Agreements.
          Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other Transactions will (either alone or in conjunction with any other event) (a) result in any payment or benefit to any employee of the Company or any of its Subsidiaries or (b) result in any payment or benefit to any director or officer of the Company or any of its Subsidiaries.
     3.10 Tax Matters.

          (a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) all material Taxes due and owing (whether or not shown on any return).
          (b) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the unaudited balance sheet of the Company and its Subsidiaries as of December 31, 2007 (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since December 31, 2007, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
          (c) No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries and no officer or director (or employee responsible for Tax matters) of the Company or any of its Subsidiaries, expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.
          (d) The Company and its Subsidiaries have disclosed on their respective Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable Law, and are in possession of supporting documentation as may be required under any such provision.
          (e) The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except where the failure to make such withholdings or payments of Taxes has not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (f) Neither the Company nor any of its Subsidiaries has been subject to a written claim by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
          (g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
          (h) No audit or other administrative or court proceedings are pending or being conducted or, the Knowledge of the Company, have been threatened by or with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

          (i) Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.
          (j) The Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report or statement of deficiency issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.
          (k) As of the Closing, neither the Company nor any of its Subsidiaries will be a party to any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes.
          (l) There are no liens for Taxes (other than Taxes not yet due and payable or Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP) upon any of the assets or properties of the Company or any of its Subsidiaries.
          (m) Neither the Company nor any of its Subsidiaries has ever been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) except for any group of which the Company was the common parent corporation.
          (n) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.
          (o) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
          (p) Except as set forth in Section 3.10(p) of the Company Disclosure Schedule, all arrangements that would be considered “deferred compensation” for purposes of Section 409A of the Code are in compliance with Section 409A of the Code. No Option was issued with an exercise price that was less than the fair market value of the Company’s Common Stock on the date of grant.
          (q) The Company has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

          (r) Except as disclosed in its Tax Returns, neither the Company nor any of its Subsidiaries has received approval to make or agreed to a change in any accounting method or has any written application pending with any taxing authority requesting permission for any such change. To the Knowledge of the Company, there are no written requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company or any Subsidiary of the Company and any taxing authority.
     3.11 Employee Benefits and Labor Matters.
          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of (i) all material “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all material employee pension benefit plans (as defined in Section 3(2) of ERISA), (iii) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and (iv) all other material employee benefit plans, policies, agreements or arrangements, and payroll practices, bonus or other incentive compensation, stock option, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, termination, supplemental retirement, severance, sick leave, vacation, loans, salary continuation, health or life insurance, fringe benefits and educational assistance plan, policies, agreements or arrangements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer, director, independent contractor or consultant (or any of their beneficiaries) of the Company, any of its Subsidiaries, or any entity required to be aggregated with the Company or any of its Subsidiaries pursuant to Code Section 414 (an “ERISA Affiliate”) and with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, but excluding any employment or individual consulting agreements (collectively, the “Company Plans”). No Company Plan is subject to Title IV of ERISA, is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), is a “voluntary employees’ beneficiary association”, as defined by Code Section 501(c)(9), is an “employee stock ownership plan”, as defined by Code Section 4975(e)(7) or otherwise invests in “employer securities”, as defined in Code Section 409(l), or is or has been subject to Sections 4063 or 4064 of ERISA. No Company, Subsidiary or ERISA Affiliate has either completely or partially withdrawn from a multiemployer plan within the past six years or has incurred any liability under Title IV of ERISA that remains unsatisfied.
          (b) Correct and complete copies of the following documents with respect to each of the Company Plans have been made available to Parent by the Company to the extent applicable: (i) each such written Company Plan, including (without limitation) all material amendments thereto and all related trust documents, administrative service agreements, funding arrangements, group annuity contracts, insurance contracts, policies pertaining to liability insurance covering the fiduciaries for each Company Plan, registration statements (including all attachments), prospectuses, and all amendments thereto; (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Plan required to make such a filing; (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letters, including with respect to any such Company Plan and related trust which is intended to qualify under Sections 401(a) and 501(a) of the Code, respectively, the most recent favorable determination or opinion letter from the IRS as to its qualified status under the Code; (v) the most recent summary plan descriptions and summaries of material modifications; (vi) written summaries of all non-written Company Plans; (vii) the latest reports which have been filed with the U.S. Department of Labor with respect to each Company Plan required to make such filing; (viii) financial and other information regarding current and projected liabilities with respect to each Company Plan for which the filings described in (ii), (iv) or (vii) above are not required under ERISA; and (ix) all correspondence between the Internal Revenue Service and/or the Department of Labor and the Company and/or any of the Company’s Subsidiaries.
          (c) The Company Plans have been established, maintained and administered, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws, except where the failure to be maintained and administered has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (d) The Company Plans intended to qualify under Section 401 of the Code have received a favorable determination or opinion letter from the IRS indicating that they are so qualified. Nothing has occurred with respect to the Company Plans since the issuance of such favorable determination or opinion letter that could reasonably be expected to impair such favorable determination or opinion or otherwise cause the loss or revocation of the qualified status of such plan, or the imposition of any material liability, penalty or tax under ERISA or the Code. Neither the Company, nor any Subsidiary, nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest”, as defined in Code Section 4975 and ERISA Section 3(14), respectively, has engaged in any “prohibited transaction”, as defined in Code Section 4975 or ERISA Section 406 with respect to any Company Plan, in each case, except for any prohibited transaction that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (e) (i) (A) No Company Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA, and (B) none of the Company Plans promises or provides retiree medical, death, disability or other retiree welfare benefits to any person (other than continuation coverage to the extent required by Law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise); (ii) to the Company’s Knowledge, no fiduciary of any Company Plan has breached any of the responsibilities or obligations to such Company Plan imposed upon fiduciaries under Title I of ERISA; (iii) the Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any Company Plan, and, to the Company’s Knowledge, there has been no default or violation by any other Person with respect to, any of the Company Plans; and (iv) all contributions to, and payments from, the Company Plans which have been required to be made in accordance with the Company Plans have been timely made (including without limitation any insurance premiums due under an insurance policy related to a Company Plan), in each case, except for any untimely contributions that that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect
          (f) There are no pending , or to the Knowledge of the Company, threatened actions, investigations, proceedings, claims or lawsuits arising from or relating to the Company

Plans or the assets thereof (other than routine benefit claims), that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (g) Except as contemplated by Section 2.3(a) and Section 2.3(b) and as set forth in the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other Transactions will (i) increase any benefits otherwise payable under any Company Plan, (ii) result in the acceleration of the time of payment or vesting of any rights with respect to benefits under any such plan, or (iii) require any contributions or payments to fund any obligations under any Company Plan.
          (h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule:
               (i) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has agreed to any increase in benefits under any Company Plan (or the creation of new benefits thereunder) or a change in employee coverage which would materially increase the expense of maintaining any Company Plan;
               (ii) The Company and each of its Subsidiaries have complied in all material respects with (A) the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Company Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code, and (B) the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations issued thereunder;
               (iii) There are no pending audits or investigations by any Governmental Authority involving any Company Plan, and no termination proceedings involving any Company Plan, nor, to the Company’s Knowledge are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding;
               (iv) To the extent that any Company Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Company Plan complies as to form and has been operated in good faith compliance with Section 409A of the Code; and
               (v) No payment which is or may be made by, from or with respect to any Company Plan, to any employee, former employee, director or agent of the Company, any of its Subsidiaries, or any ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence that constitutes a payment that (A) will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law) and (B) will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law).
          (i) None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of the Company or any of its Subsidiaries, nor has the Company or any of its

Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. To the Knowledge of the Company, there is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or threatened. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts or other material labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company or any of its Subsidiaries, of any individual, that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (j) The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to employees and the employment of labor, including, but not limited to, all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” laws (“WARN”), collective bargaining, discrimination, disability rights or benefits, equal opportunity, civil rights, affirmative action, safety and health, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, occupational safety and health requirements, and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since December 31, 2005.
     3.12 Environmental Matters.
     Except as set forth on Section 3.12 of the Company Disclosure Schedule or as would not have, either individually or in the aggregate, a Company Material Adverse Effect:
          (a) to the Company’s Knowledge, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and revision of Environmental Permits;
          (b) neither the Company nor any of its Subsidiaries has received any written notice of alleged, actual or potential responsibility for, or any written inquiry or written notice of an investigation regarding, any Release or threatened Release of Hazardous Materials at the Leased Real Property or alleged violation of, or non-compliance with, any Environmental Law by the Company nor does the Company have Knowledge of any information which would reasonably be expected to form the basis of any such notice or claim, except in each case for such notices or inquiries as would not reasonably be expected to require Remedial Action by or result in liability of the Company or any of its Subsidiaries under applicable Environmental Laws;
          (c) no written notice, demand, citation, summons, complaint or order has been received or consent decree or settlement has been entered into by, or is pending against, the Company or any of its Subsidiaries that remains outstanding or unresolved, or, to the Knowledge of the Company, is threatened by any Person against the Company or any of its Subsidiaries with respect to any alleged violation of, or liability under, any applicable Environmental Laws;
          (d) no penalty has been assessed against the Company or any of its Subsidiaries that remains outstanding or unresolved, with respect to any alleged violation of, or liability under, any applicable Environmental Laws;
          (e) to the Company’s Knowledge, none of the Leased Real Property contains any Hazardous Materials as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws;
          (f) the Company does not have Knowledge of any potential liabilities that may be imposed on the Company or any of its Subsidiaries as a result of the Company or any of its Subsidiaries having transported or having arranged for the transportation of Hazardous Materials to an off-site location that remain outstanding and unresolved; and
          (g) neither the Company nor any of its Subsidiaries has generated, stored, used, emitted, discharged or disposed of any Hazardous Materials except in compliance with applicable Environmental Laws.
     3.13 Contracts.
          (a) Except for the documents, instruments and agreements to be entered into by the Company pursuant to this Agreement and in connection with the Transactions, set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of (i) each Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act if such report was filed by the Company with the SEC on the date hereof, and (ii) each of the following to which the Company or any of its Subsidiaries is a party: (A) any Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, (B) any partnership agreement, joint venture agreement, licensing agreement or other Contract with respect to marketing alliance or involving a sharing of profits, losses, costs or liabilities of any Person by the Company or any of its Subsidiaries, (C) any Contract for the acquisition, sale or lease of material properties or assets (including, by merger, consolidation, business combination, purchase or sale of stock or assets or otherwise) entered into since January 1, 2007 in excess of $250,000, (D) any Contract with any (x) Governmental Authority or (y) director or executive officer of the Company or any of its Subsidiaries or any Affiliate of the Company, (E) any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, and including any Contract regarding any bonding facility or financial assurance program, (F) any financial derivatives master agreement or confirmation, or futures account opening agreement and/or brokerage statement, evidencing financial hedging or similar trading activities, (G) any voting agreement or registration rights agreement, (H) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, except as provided in connection with the Transactions contemplated herein and therein, (I) any customer, client or supply Contract that involves gross revenue in fiscal year 2008 in excess of $100,000 or is expected to involve gross revenue in fiscal year 2009 in excess of $100,000, (J) any Contract (other than customer, client or supply Contracts) that involves gross revenue (whether or not measured in cash) in fiscal year 2007 or 2008 of greater than $250,000 or is expected to involve gross revenue in fiscal year 2009 in excess of $250,000, (K) any collective bargaining agreement, (L) any “standstill” or similar agreement, (M) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, any (1) indemnification Contract (other than pursuant to Section 3.13(Q)), (2) merchandising, sales representative or distribution Contract or (3) Contract granting a right of first refusal or first negotiation, (N) any Contract for the treatment, storage, disposal and/or transportation of low-level radioactive waste and low-level mixed waste materials and related field services, (O) any other Contract which is material to the operation, or which is outside the ordinary course, of the Company’s and its Subsidiaries’ businesses, (P) any Contract (1) relating to the employment of any employee or retention of any consultant or independent contractor that requires payments of base salary or amounts in excess of $100,000 on an annual basis to any Person, (2) the terms of which obligate or may in the future obligate the Company or any of its Subsidiaries to make any severance, termination or similar payment to any current employee following termination of employment or resulting solely from the consummation of the Transactions contemplated by this Agreement, or (3) pursuant to which the Company or any of its Subsidiaries is obligated to make any bonus payment (other than accrued on the Company’s financial statements or payments constituting sales commissions or sales-related bonuses) in excess of $100,000 to any current or former employee or director, (Q) any Contract which provides for indemnification of any officer, director, or employee, (R) any lease or rental Contract, (S) any product design or development Contract, (T) any consulting Contract, (U) any license or royalty Contract or any other Contract relating to any Intellectual Property Rights, and (V) any commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2, each a “Material Contract”). The Company has heretofore made available to Parent true, correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and “side letters” and similar documentation relating thereto.
          (b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except for those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect in all material respects following the consummation of the Transactions. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults, individually or in the aggregate, that do not have and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any

Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract.
     3.14 Title to Properties.
          (a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.
          (b) Section 3.14(b) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any Subsidiary thereof is the landlord, sublandlord, tenant, subtenant, or occupant that have not been terminated or expired as of the date hereof have been made available to Parent. Neither the Company nor any of its Subsidiaries has assigned its interest under any Leased Real Property or sublet any of such premises covered thereby.
     3.15 Intellectual Property.
          (a) All of the Company Intellectual Property and Company Technology that is registered or for which an application to register has been filed and remains pending are set forth on Section 3.15(a) of the Company Disclosure Schedule. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, the Company or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use and license (pursuant to a written license listed in Section 3.15(a) of the Company Disclosure Schedule, except for commercial-off-the-shelf Software) all right, title and interest in the Company Intellectual Property and Company Technology set forth on Section 3.15(a) of the Company Disclosure Schedule, free and clear of all Liens other than Permitted Liens, except where the failure to have such rights, individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect. The Company Intellectual Property and Company Technology set forth on Section 3.15(a) of the Company Disclosure Schedule includes all Intellectual Property Rights and Technology used by the Company and its Subsidiaries and necessary to operate the businesses of the Company and its Subsidiaries as presently conducted in the ordinary course of business consistent with past practice. All of the Company’s and its Subsidiaries’ rights in the Company Intellectual Property and Company Technology are valid and enforceable subject to the Bankruptcy and Equity Exception, except for those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have filed or caused to be filed all affidavits, renewals, statements of use, maintenance filings and declarations, and have paid or caused to be paid all fees and charges necessary to maintain in good standing the Company Intellectual Property and Company Technology identified in Section 3.15(a) of the

Company Disclosure Schedule, except where the failure to have made such filings or payments, individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries take and have taken all commercially reasonable actions to maintain and preserve their Company Intellectual Property and their Company Technology, except where the failure to do so does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) To the Knowledge of the Company, (i) no other Person has any rights to any of the Company Intellectual Property or Company Technology owned or used by the Company or any of its Subsidiaries except pursuant to contracts or licenses specified on Section 3.15(b) of the Company Disclosure Schedule, (ii) no other Person is interfering with, infringing upon, misappropriating or otherwise violating any Company Intellectual Property, Company Technology, or any such Intellectual Property Rights that the Company or any of its Subsidiaries own or use, (iii) there are no legal proceedings pending or, to the Knowledge of the Company, threatened challenging the ownership, enforceability, validity or use of any Company Intellectual Property or Company Technology owned by the Company or any of its Subsidiaries, (iv) no Company Intellectual Property or Company Technology is subject to any outstanding order or claim, and (v) none of the Company or any of its Subsidiaries or any of its licensees has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any third party Intellectual Property Rights or any other third party proprietary right, nor has any such claim been made against any of them, nor, to the Knowledge of the Company, is there any basis for such a claim, except, in each case, those infringements, violations, claims or misappropriations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     3.16 Insurance.
     Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) currently maintained by the Company or any of its Subsidiaries (the “Policies”). To the Knowledge of the Company, all of the Policies are in full force and effect, all premiums due and payable thereon have been paid (or financed) and the Company and its Subsidiaries have complied with the provisions of the Policies. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies, except where such breach or default has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing such Policies that there will be a non-renewal of such Policies or a material decrease in coverage or a material increase in deductible or self insurance retention. To the Knowledge of the Company, Section 3.16 of the Company Disclosure Schedule sets forth each of the Policies as to which (i) the coverage limit has been reached or (ii) the aggregate amount of the incurred losses as of the date hereof equals at least seventy-five percent (75%) of the coverage limit therein.
     3.17 Customers and Suppliers.
     Section 3.17 of the Company Disclosure Schedule sets forth a list of all of the Company’s customers that generate at least ten percent (10%) of the Company’s revenues and the ten largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2008, showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total payments by the Company and its Subsidiaries to each such supplier, during such period as well as any minimum purchase requirements of the Company for the 2009 fiscal year or thereafter. Except as set forth on Section 3.17 of the Company Disclosure Schedule, since the Balance Sheet Date, (i) no customer or supplier listed in Section 3.17 of the Company Disclosure Schedule has terminated its relationship with the Company or its Subsidiaries and (ii) to the Company’s Knowledge, neither the Company nor its Subsidiaries has received written notice from any customer or supplier listed in Section 3.17 of the Company Disclosure Schedule that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or its Subsidiaries.
     3.18 Opinion of Financial Advisor.
          The Board of Directors of the Company (including the Special Committee) has received the opinion of Ladenburg Thalmann & Co. Inc. (the “Fairness Opinion”), dated April 27, 2009, to the effect that, as of the date of such Fairness Opinion, and subject to the various assumptions, limitations, and qualifications set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub, the Senior Managers and MHR who, in connection with the Transactions, shall contribute their respective Rollover Shares in the Exchange for shares of Merger Sub Non-Voting Common Stock immediately prior to the Closing pursuant to Section 5.15) is fair from a financial point of view to the holders (other than the Dissenting Shares, the shares of Preferred Stock issued in connection with the Preferred Stock Investment and the Preferred Stock Investment Option (if exercised), and the Rollover Shares) of such shares, which opinion has not been modified or withdrawn as of the date hereof.
     3.19 Brokers and Other Advisors.
          Except for Deloitte Corporate Finance, LLC and Ladenburg Thalmann & Co. Inc., the fees and expenses of which are to be paid by the Company, no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s opinion, success, transaction fee, or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent a correct and complete copy of the Company’s engagement letters with Deloitte Corporate Finance, LLC and Ladenburg Thalmann & Co. Inc., which letters describe all fees payable to Deloitte Corporate Finance, LLC and Ladenburg Thalmann & Co. Inc. in connection with the Merger, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Deloitte Corporate Finance, LLC and Ladenburg Thalmann & Co. Inc. (the “Engagement Letters”).
     3.20 State Takeover Statutes.
          To the Company’s Knowledge, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under any state or federal Law (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other Transactions. The action taken by the Board of Directors of the Company in approving this Agreement and Parent’s and Merger Sub’s beneficial ownership of over twenty percent (20%) of the Shares pursuant to the Voting Agreement and the Exchange and Rollover Agreement, whereby the Rollover Shares shall be contributed in the Exchange for shares of Merger Sub Non-Voting Common Stock immediately prior to the Closing pursuant to Section 5.15, is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL.
     3.21 Health Care Regulatory Compliance.
          (a) Except as set forth on Section 3.21(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have all required licenses, permits, certificates, approvals, variances, registrations, accreditations, permissions and billing and other authorizations (collectively, “Permits”) necessary for the conduct of their respective businesses and the use of their properties and assets as presently conducted and used, and the Company’s and its Subsidiaries’ respective employees and agents have all Permits necessary for the conduct of their professional activities, and all such Permits are in full force and effect, except where the failure to have such Permits has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.21(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have had at all times during the previous three (3) years all required Permits necessary for the conduct of their respective businesses and the use of their properties and assets as conducted and used at such respective times, except where the failure to have such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s and its Subsidiaries’ respective employees have had at all times during the previous three (3) years all Permits necessary for the conduct of their professional activities at such respective times, except where the failure to have such Permits has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.21(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice within the previous three (3) years from any Governmental Authority with respect to any Permit that such Permit is subject to revocation, suspension, or any other disciplinary or adverse administrative action by any Governmental Authority, except where such revocation, suspension, or any other disciplinary or adverse administrative action has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) The Company and each of its Subsidiaries are and during the previous three (3) years have been in compliance with all Health Care Laws and the terms of all Permits to the extent applicable to the Company or any of its Subsidiaries, or any of its or their respective businesses or operations, except where the failure to comply has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.21(b) of the Company Disclosure Schedule, within the previous three (3) years, neither the Company nor any of its Subsidiaries has received any written notice alleging any failure to comply with any of the Health Care Laws, except where such failure to comply has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (c) Set forth on Section 3.21(c) of the Company Disclosure Schedule are the entities which have developed the plan (the “Compliance Plan”) for maintaining compliance with all Health Care Laws applicable to the Company and its Subsidiaries that have been passed or adopted prior to the date of this Agreement, except where the failure to comply has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The entities set forth on Section 3.21(c) of the Company Disclosure Schedule currently implement the provisions of the Compliance Plan to assist in ensuring that the Company and each of its Subsidiaries will be in compliance with such Health Care Laws at such time as they become applicable to the Company or its Subsidiaries, except where such failure to be in compliance has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (d) Except as set forth on Section 3.21(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ current directors or officers, is currently, or has been at any time since January 1, 2006: (i) excluded from participation in any Federal Health Care Program or state health care program, (ii) convicted of, charged with, or under investigation for or related to any criminal offense in respect of any Health Care Law (including offenses relating to the delivery of any item or service under a federal health care program relating to the distribution, prescription, or dispensing of a prescription drug, controlled substance or medical equipment), (iii) convicted of, charged with, or under investigation for or related to any criminal or civil offense under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, or 31 U.S.C. § 3729 et seq., under any parallel state Laws, or the regulations promulgated pursuant to such statutes and Laws, but has not yet been excluded, debarred, suspended, or otherwise declared ineligible, (iv) debarred or disqualified from participation in regulated activities for any violation or alleged violation of any Health Care Law, (v) listed on the General Services Administration List of Parties Excluded from Federal Programs, including the Office of Inspector General’s List of Excluded Individuals/Entities, (vi) assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (vii) had his or her professional license, Drug Enforcement Agency number, or Medicare or Medicaid provider status, relinquished, terminated or revoked, (viii) sanctioned, disciplined, or investigated by any licensing board or any federal, state, or local society, agency, regulatory body, governmental authority, hospital, third-party payor or specialty board, (ix) had a final judgment or settlement entered against him or her in connection with a malpractice, professional negligence or similar action, or (x) a party to or subject to, or threatened to be made a party to or subject to, any action or proceeding concerning any of the matters described in clauses (i) through (ix), except, in each case as applicable, where such exclusion, conviction, disbarment, disqualification, suspension, listing, assessment, sanction, disciplinary action, investigation, judgment, settlement, action or proceeding has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.21(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective current directors or officers has, since January 1, 2006, received any requests for information or subpoenas in connection with violations or potential violations of any of the Health Care Laws, except where such violation has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (e) Except as set forth on Section 3.21(e) of the Company Disclosure Schedule, the Company and each of its Subsidiaries are: (i) in compliance with all applicable Laws relating to the operation of pharmacies and medical equipment suppliers, the repackaging of drug products, the wholesale distribution of prescription drugs, controlled substances, and medical equipment, and the dispensing of prescription drugs, controlled substances, and medical equipment, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) in compliance with all applicable Laws relating to the labeling, packaging, advertising, marketing, distribution or adulteration of prescription drugs, controlled substances, and medical equipment, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) not subject to any sanction or other adverse action by any Governmental Authority for the matters described in this Section 3.21(e), except where such sanction or adverse action has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect
          (f) The Company and each of its Subsidiaries are in compliance with all applicable Laws, including all Health Care Laws, governing marketing or promotional activities, including, without limitation, requirements administered by the Federal Trade Commission, the Federal Communications Commission, the U.S. Department of Health and Human Services Office of Inspector General, the Centers for Medicare and Medicaid Services, and other federal and state regulatory agencies such as “do not call” and “do not fax” registries, except where the failure to comply has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.
     3.22 Ethical Business Practices.
          None of the Company, any Subsidiary of the Company, any directors, officers, agents or employees of the Company or any of its Subsidiaries has, on behalf of the Company or any of its Subsidiaries, in violation of applicable Laws (a) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any payment in the nature of criminal bribery, except where such action would not have, individually or in the aggregate, a Company Material Adverse Effect.
     3.23 Affiliate Transactions.

          Except as set forth in Section 3.23 of the Company Disclosure Schedule and except for a Person’s ownership of Company Common Stock or for customary compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of its Subsidiaries, or to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement, no director, executive officer or other Affiliate of the Company or any of its Subsidiaries, or any entity in which any such director, officer or other Affiliate owns, individually or in the aggregate, any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Person): (a) receives any material benefit from any contract, arrangement or understanding with or relating to the business or operations of the Company or any of its Subsidiaries; (b) is a party to or receives any material benefit from any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any of its Subsidiaries; or (c) has any material interest in any property (real, personal or mixed), tangible or intangible, used, or currently intended to be used, in the business or operations of the Company or any of its Subsidiaries.
     3.24 Information Supplied.
          None of the information included or incorporated by reference in the Proxy Statement, the Schedule 13E-3 (if applicable) or any other document filed with the SEC in connection with the Company Stockholders Meeting, the Merger and the Transactions (the “Other Filings”) will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of the Schedule 13E-3 (if applicable) or any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any of their respective Affiliates or any other third party in connection with the preparation of the Proxy Statement, the Schedule 13E-3 (if applicable) or the Other Filings for inclusion or incorporation by reference therein. The Proxy Statement, the Schedule 13E-3 (if applicable) and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act.
     3.25 No Other Representations or Warranties.
          Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s and Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or management presentations in expectation of the Transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company simultaneously with the execution of this Agreement; provided, that, any information set forth in one Section of Parent Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement and Parent Disclosure Schedule to the extent such disclosure is made in a way as to make its relevance to such other Section or subsection readily apparent) (the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
     4.1 Organization, Standing and Power.
          Each of Parent and Merger Sub is a corporation, partnership, or limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be excepted to have a Parent Material Adverse Effect.
     4.2 Authority; Noncontravention.
          (a) Each of Parent and Merger Sub has all necessary corporate, partnership, or limited liability company power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (or similar governing body) and stockholders and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of Parent and Merger Sub or the equityholders thereof is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any material provision of the organizational or governing documents of Parent or Merger

Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 have been received and the waiting periods referred to therein have expired, and any condition to the effectiveness of such consent, approval, authorization, or waiver has been satisfied and the filings referred to in Section 4.3 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of, Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, other than, in each case, any such violation, conflict, default, termination, cancellation, acceleration or Lien that had not had and would reasonably not be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     4.3 Approvals.
          The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Authority, by Parent and/or Merger Sub other than: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) the filing with the SEC of the Schedule 13E-3 (if applicable), (c) any other schedules, reports, and documents under and in compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (c) any filings required by, and any approvals required under, the rules and regulations of the OTC Bulletin Board; (d) any filings, waivers or approvals as may be required under any Health Care Laws, and (e) any other necessary consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions, except, in each case, where the failure to obtain such other consents, approvals, authorizations, permits, licenses, certifications, waivers, and the like or to make such filings or notifications, had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     4.4 Information Supplied.
          The information furnished in writing to the Company by Parent or Merger Sub specifically for inclusion in the Proxy Statement, the Schedule 13E-3 (if applicable) or the Other Filings will not, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting or at the time filed with the SEC or at the time of any amendment or supplement thereof, or, in the case of the Schedule 13E-3 (if applicable) or any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall comply with the requirements thereunder.

     4.5 History and Operations of Parent and Merger Sub.
          Each of Parent and Merger Sub was formed solely for the purpose of engaging in this Agreement and the other Transactions and the consummation of the transactions contemplated hereby and thereby, and has not engaged and will not have engaged on or prior to the Closing Date in any other business activities or operations or otherwise incurred any liability other than as contemplated by this Agreement and the other Transactions. Other than Merger Sub, Parent does not have any Subsidiaries. Merger Sub does not have any Subsidiaries.
     4.6 Brokers and Other Advisors.
          No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
     4.7 Organizational and Governing Documents.
          Parent and Merger Sub have made available to the Company a complete and correct copy of their respective organizational and governing documents, each as amended to date (collectively, the “Parent Organizational Documents”). Parent Organizational Documents are in full force and effect. Neither Parent or Merger Sub, nor to the Knowledge of Parent and Merger Sub, the other parties thereto, are in violation of any provision of Parent Organizational Documents, as applicable, except as had not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     4.8 Legal Proceedings.
          There is no pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent or Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Parent, threatened to be imposed) upon Parent or Merger Sub or the assets of Parent or Merger Sub, by or before any Governmental Authority, in each case, as has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     4.9 Rollover Financing.
          (a) Exhibit 4.9(a) attached hereto sets forth true, accurate and complete copies, as of the date hereof, of the executed Rollover Financing Documents pursuant to which, and subject to the terms and conditions thereof, each of the Senior Lender and MHR has granted its respective Lender Consent to the Transactions and agreed to permit the outstanding obligations owed by the Company to the Senior Lender and MHR to remain outstanding on the terms and conditions agreed upon as of the date hereof by the Senior Lender, MHR, the Company, and Parent (the “Rollover Financing”).
          (b) As of the date hereof, each of the Rollover Financing Documents, in the form so delivered, has not been withdrawn or terminated or otherwise amended or modified in any respect. Except as set forth in the Rollover Financing Documents, there are no (i) conditions precedent to the respective obligations of the lenders specified in the Rollover Financing Documents to permit the Rollover Financing; or (ii) contractual contingencies under any agreements, side letters or arrangements relating to the Rollover Financing to which either Parent, Merger Sub or any of their respective affiliates is a party that would materially affect the Rollover Financing. As of the date hereof, (A) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Rollover Financing Documents, and (B) Parent and Merger Sub have no reason to believe that they will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by any of them pursuant to the Rollover Financing Documents. Parent and Merger Sub have fully paid, or will fully pay, any and all commitment fees or other fees required by the Rollover Financing Documents, if any, to be paid on or before the date of this Agreement in connection with the Rollover Financing. As of the date hereof, assuming the consummation of the Rollover Financing under the terms and conditions of the Rollover Financing Documents, the Rollover Financing and the Investment Amount constitute all of the financing required to be provided for the consummation of the Transactions, and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including, but not limited to, the funding of the Bridge Loan, the Preferred Stock Investment and the Preferred Stock Investment Option (if exercised), the payment of the Aggregate Merger Consideration, and the payment of the Transaction Fees.
     4.10 Guaranty.
          Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Guaranty, dated as of the date hereof.
     4.11 Interested Stockholder.
          Other than pursuant to the Voting Agreement or the Rollover Agreement whereby the Rollover Shares shall be acquired by Merger Sub in the Exchange, none of Parent, Merger Sub, the Guarantor or any of their “affiliates” or “associates” is, or has been at any time during the three-year period immediately preceding the execution and delivery of this Agreement, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.
     4.12 Capitalization of Parent and Merger Sub.
          Schedule 4.12 of Parent Disclosure Schedule sets forth the authorized and issued and outstanding capital stock, or other Equity Interests, of Parent and Merger Sub on a fully diluted basis as of the date hereof and upon the consummation of the Exchange and immediately prior to the Effective Time. Parent owns beneficially and of record all of the issued outstanding capital stock of Merger Sub and the Guarantor owns beneficially and of record all of the outstanding capital stock or other Equity Interests of Parent. Neither Parent nor Merger Sub has any Contracts containing any profit participation features, appreciation rights nor similar Contracts that allow any Person to participate in the equity of Parent or Merger Sub, except as contemplated by this Agreement or the other Transactions. Neither Parent nor Merger Sub is subject to any obligation or Contract (contingent or otherwise) to repurchase or otherwise acquire or retire any equity interests of Parent or Merger Sub or any options, except as contemplated by this Agreement or the other Transactions. All of the outstanding capital stock, or other Equity Interests, of Parent and Merger Sub are validly issued, fully paid and non-assessable. No capital stock or other Equity Interest of Parent or Merger Sub is currently reserved for issuance for any purpose or upon the occurrence of any event or condition, except as contemplated by this Agreement or the other Transactions. Except as contemplated by this Agreement or the other Transactions, there are no Contracts between or among any of the stockholder of Parent or Merger Sub or any other Persons that are binding upon Parent or Merger Sub with respect to the voting, transfer, or encumbrance of Parent’s or Merger Sub’s capital stock or other Equity Interests, or Options to acquire capital stock or other Equity Interests or securities that are exchangeable or convertible into the capital stock or other Equity Interests of Parent or Merger Sub or with respect to any aspect of Parent’s or Merger Sub’s governance or dividends or distributions.
     4.13 Solvency.
          Each of Purchaser and Merger Sub (a) is not now insolvent, nor will Purchaser or Merger Sub be rendered insolvent by the occurrence of any or all of the Transactions contemplated by this Agreement, and (b) is not subject to any currently pending, or to the Knowledge of Purchaser, threatened bankruptcy or insolvency proceedings. Each of Purchaser and Merger Sub is not entering any of the Transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser, Merger Sub or the Surviving Corporation or any of its Subsidiaries.
     4.14 Investigation and Due Diligence.
          Parent and Merger Sub have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was conducted by Parent and/or Merger Sub and their respective Affiliates and, to the extent Parent or Merger Sub deemed appropriate, by Parent’s or Merger Sub’s respective representatives. The representations and warranties set forth in this Section 4.14 do not in any manner limit or modify any of the express representations and warranties set forth in Article III.
     4.15 No Other Representations or Warranties.
          Except for the representations and warranties contained in this Article IV, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub.
ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS
     5.1 Preparation of the Proxy Statement; Stockholder Meeting.
          (a) The Company shall, as soon as reasonably practicable following the date of this Agreement, subject to the Company’s right to terminate this Agreement pursuant to Section 7.1(d)(iii), take all necessary action under applicable Laws to establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company

Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. The Company Stockholders Meeting shall be held as promptly as practicable following the date of this Agreement and, in no event, later than 60 days after the mailing of the Proxy Statement to the stockholders of the Company. The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance in all material respects with applicable Laws. Subject to Section 5.3(c), the Company shall, through its Board of Directors, recommend to its stockholders the adoption and approval of this Agreement and the Merger (the “Company Board Recommendation”) and use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Merger. Subject to Section 5.3(c), each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take all other action necessary or advisable to secure the Company Stockholder Approval. The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3(c)) the Company Board Recommendation.
          (b) In connection with the Company Stockholders Meeting, the Company will (i) as promptly as reasonably practicable after the date of this Agreement, but in no event later than forty five (45) days following the date of this Agreement, subject to Section 5.3(c), prepare and file with the SEC the Proxy Statement and the Schedule 13E-3 (if applicable), which shall be filed with the SEC concurrently with the filing of the Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use all reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders (in the case of the Proxy Statement) any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting, and (vi) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Proxy Statement under the Exchange Act. Notwithstanding anything to the contrary stated above, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall discuss with the other party and include in such document or response, comments reasonably and promptly proposed by the other party. In addition, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC relating to the Proxy Statement, the Schedule 13E-3 (if applicable), or this Agreement; provided, that such participation is not prohibited by any applicable Law, the SEC or the Board of Directors of the Company (after consultation in good faith with the Company’s outside counsel).

          (c) Subject to Section 5.3(c), in connection with the filing of the Proxy Statement, the Company, Parent and Merger Sub will cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 (if applicable) relating to the Merger and the Transactions and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3 (if applicable), (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, and (iv) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Schedule 13E-3 (if applicable) if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent, or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 (if applicable), as applicable, so that the Proxy Statement or Schedule 13E-3 (if applicable), as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company and Parent and Merger Sub shall file with the SEC all necessary documents that such party is responsible for filing to comply with the Exchange Act and shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.
     5.2 Conduct of Business.
          Except as expressly permitted or required by this Agreement or the Transactions contemplated hereby and thereby, as expressly permitted in writing by Parent (not to be unreasonably withheld or delayed), as required by applicable Law, and/or as set forth in Section 5.2 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and in compliance in all material respects with applicable Laws and the requirements in all material respect of each Material Contract, use commercially reasonable efforts to maintain and preserve substantially intact in all material respects its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, except as expressly permitted or required by this Agreement, as expressly permitted in writing by Parent (not to be unreasonably withheld or delayed), as required by applicable Law, and/or as set forth in Section 5.2 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to:

          (a) (i) issue, deliver, hypothecate, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or Equity Interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or Equity Interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or Equity Interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or Equity Interests; provided that the Company may issue shares of Company Common Stock upon the exercise of Options granted under the Company Stock Plans that are outstanding on the date of this Agreement and may terminate any Options or Warrants (other than the Bridge Loan Warrants, which shall automatically expire at the Effective Time) that will not result in the payment of any Option Consideration or Warrant Consideration at or after the Effective Time;
          (b) (i) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or Equity Interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or Equity Interests; (ii) declare, set aside for payment or pay any dividends on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iii) adjust, split, combine, subdivide or reclassify any shares of its capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, any of its capital stock; or (iv) except as required by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;
          (c) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (i) in connection with the Rollover Financing, (ii) any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, capital expenditures or general corporate purposes of the Company or any of its Subsidiaries, and (iii) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company;
          (d) sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than Permitted Liens, any of its properties or assets (including securities of Subsidiaries) to any Person, except for renewals of any leases on substantially similar terms and conditions and Liens required pursuant to the Company’s loans with the Senior Lender, MHR and/or Parent;
          (e) make any capital expenditure or expenditures which (i) involves the purchase of real property or (ii) is in excess of $83,000 in the aggregate in any month or $250,000 in the aggregate in any three month period;

          (f) acquire by merging or consolidating with, or by purchasing all of or a substantial Equity Interest in, or by any other manner, any Person or division, business or Equity Interest of any Person in excess of $25,000 individually or $50,000 in the aggregate, except in respect of any mergers, consolidations, business combinations among the Company and its Subsidiaries or among the Company’s Subsidiaries;
          (g) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practices) to, any Person in excess of $25,000 in the aggregate for all such investments, loans or advances, other than a direct or indirect wholly owned Subsidiary of the Company;
          (h) (i) enter into, terminate or amend any Material Contract (unless any such Material Contract terminates pursuant to the terms therein or is extended on substantially similar terms), other than any indemnification agreement between the Company and any member of its Board of Directors, which indemnification agreements shall be approved by Parent (which approval shall not be unreasonably withheld), (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, or (ii) amend or modify the Engagement Letter to increase the fees therein;
          (i) increase the compensation or benefits of any of its directors, officers or employees (other than new or promoted employees where such employee’s salary does not exceed $100,000 per annum or to comply with Section 409A of the Code) or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy or agreement with, for or in respect of, any employee, director, officer, Senior Manager, consultant, other than (i) as required by Law or the terms of the agreements set forth on Section 3.11(a) of the Company Disclosure Schedule, and (ii) severance or separation payments made to employees or officers consistent with the Company’s existing severance policy, existing severance agreements or existing employment agreements;
          (j) except (i) as required by Law or the Treasury Regulations promulgated under the Code, (ii) as would not result in the incurrence of a material amount of additional taxes, or (iii) as otherwise required or necessary, make, revoke or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, or waive or extend the statute of limitations in respect of any Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business);
          (k) make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP, applicable Law, any applicable Governmental Authority or as disclosed in the Company SEC Documents;

          (l) amend the Company Charter Documents or the Subsidiary Documents, except in connection with the Transactions contemplated by this Agreement;
          (m) authorize, recommend, propose, or announce an intention to adopt or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than the Transactions, including the Merger, the transactions exclusively between wholly owned Subsidiaries of the Company, as permitted hereunder in accordance with the terms herein, or as required by any applicable Laws);
          (n) make any expenditure with respect to direct-to-consumer marketing programs in excess of $25,000 in the aggregate in any month or $75,000 in the aggregate in any three month period;
          (o) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements; provided, that the Company may settle or compromise any such claim that is not related to this Agreement and the Transactions contemplated hereby and thereby if such settlement does not exceed $25,000 individually or $50,000 in the aggregate for all such settlements and does not impose any restriction on the business or operations of the Company or its Subsidiaries;
          (p) settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.9); provided that the Company may settle or compromise any such claim that is not related to this Agreement and the Transactions contemplated hereby and thereby if such settlement does not exceed $25,000 individually or $50,000 in the aggregate for all such settlements and does not impose any material restriction on the business or operations of the Company or its Subsidiaries; or
          (q) agree, in writing or otherwise, to take any of the foregoing actions.
     5.3 No Solicitation by the Company; Etc.
          (a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives acting on behalf of the Company (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and to use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, the Company and its Subsidiaries shall not, and shall direct and use reasonable best efforts to cause the Company’s and its Subsidiaries’ Representatives not to, directly or indirectly, solicit, initiate, or encourage (including by way of providing information) any prospective purchaser in a manner that, or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or, may reasonably be expected to lead to any Takeover Proposal or engage in or participate in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations; provided, however, that if after the date hereof the Board of Directors of the Company receives a written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Section 5.3(a) and the Board of Directors of the Company (upon receipt of a recommendation by the Special Committee) (i) believes in good faith that such Takeover Proposal is bona fide, (ii) determines in good faith, after consultation with its independent financial advisors and its outside counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and (iii) determines in good faith, after consulting with and receiving advice of its outside counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the Company’s stockholders under Delaware law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than twenty four (24) hours written notice of its intention to take such actions (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a confidentiality agreement with the Company (which confidentiality agreement (1) must be no less restrictive with respect to the conduct of such Person than the Confidentiality Agreement, (2) need not prohibit such Person from submitting Takeover Proposals to the Company, and (3) must provide that any non-public information exchanged between such Person and the Company or any Takeover Proposal, including, but not limited to, any written or oral communication related thereto, be disclosed to Parent), provided, that the Company concurrently with its delivery to such Person advises Parent of all such non-public information delivered to such Person and delivers to Parent all such information not previously provided to Parent, and (B) consider and participate in discussions and negotiations with such Person or its representatives regarding such Takeover Proposal, including, as part thereto, exchanging proposals and counterproposals; provided, that, subject to compliance with this Section 5.3(a), it being further understood that this Section 5.3(a) shall not preclude the Company from responding to an unsolicited Takeover Proposal submitted to the Company by a Person that is bound or not bound by a “standstill” agreement and shall not require the Company to enforce or cause to be enforced its rights under any such “standstill” agreement relating to the submission of such unsolicited Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this Section 5.3 within twenty four (24) hours of the execution thereof.
          (b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than twenty four (24) hours after receipt, of any Takeover Proposal or any inquiries, proposals, information requested, or offers relating to a potential Takeover Proposal and any discussions or negotiations that are sought to be initiated or continued with the Company or any of its Representatives with respect to a potential Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, the terms and conditions of such Takeover Proposal, and the information sought and the nature of such inquiry (and shall include a copy of all documentation provided with respect to any of the foregoing) and thereafter shall keep Parent informed on a timely basis of the status and details (including a copy (if in writing) or a summary (if not in writing) of all amendments or modifications to the terms) of any such requests, proposals, inquiries, offers, or takeover proposals and the status of any such discussions or negotiations (including by delivering any further documentation of the type referred to above).
          (c) Except as expressly permitted by this Section 5.3(c), the Board of Directors of the Company (acting upon receipt of a recommendation by the Special Committee) shall not (i)(A) withdraw, modify, or qualify (or publicly propose to or publicly state that it intends to withdraw, modify, or qualify), in a manner adverse to Parent, the Company Board Recommendation, this Agreement and the Transactions (including the Merger), or take any other action or make any other public statement in connection with the Company’s Stockholder Meeting inconsistent with the Company Board Recommendation or (B) adopt, approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) approve any Takeover Proposal, (iii) enter into a binding or non-binding letter of intent, agreement in principle, option agreement, merger agreement, acquisition agreement or other similar agreement in furtherance of a Takeover Proposal (other than a confidentiality agreement entered into in accordance with Section 5.3(a)) (each, a “Company Acquisition Agreement”), or (iv) except as contemplated by this Agreement, take any action which would allow any Person other than Parent or Merger Sub to acquire beneficial ownership of 20% or more of the shares of Company Common Stock. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company (acting upon receipt of a recommendation by the Special Committee) may, so long as it is in compliance with this Section 5.3, withdraw, modify or qualify the Company Board Recommendation in response to a Superior Proposal, approve or recommend a Takeover Proposal, or enter into a Company Acquisition Agreement if such Board determines in good faith, after consulting with and receiving advice of its independent financial advisor and outside counsel, that such Takeover Proposal constitutes a Superior Proposal and the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the Company’s stockholders under Delaware law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal, no Takeover Proposal shall be approved or recommended, and no Company Acquisition Agreement shall be entered into, until after the third (3rd) Business Day following Parent’s receipt of written notice from the Company (each a “Company Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Notice and specifying, the terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal and delivering the documents and information required to be delivered pursuant to Section 5.3(b) (it being understood and agreed that any change to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and an additional period of two (2) Business Days) and during such three (3) Business Day period (and any applicable extension thereto), upon Parent’s election to propose any adjustment, modification or amendment to the terms and conditions hereof, the Company shall negotiate, and shall make its financial and legal advisors available to negotiate, with Parent such adjustments, modifications or amendments to cause such Takeover Proposal to no longer constitute a Superior Proposal. In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, approve a Takeover Proposal, or enter into a Company Acquisition Agreement, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal. At any time prior to obtaining the Company Stockholder Approval and after following the procedures set forth in this Section 5.3(c), the Board of Directors of the Company may, in response to a Superior Proposal that did not result from a breach of this Section 5.3, cause the Company to terminate this Agreement pursuant to Section 7.1(d)(iii) if the Board of Directors of the Company shall have determined in good faith, after consultation with its independent financial advisors and its outside counsel, that such third Party Takeover Proposal remains a Superior Proposal after giving effect to all of the adjustments, modifications and amendment hereof that may be offered by Parent pursuant to this Section 5.3(c); provided, however, that as a condition to and concurrent with such termination, the Company shall pay to Parent all obligations under the Bridge Loan as provided in Section 7.2(g) and the Termination Fee pursuant to Section 7.3(a) and Section 7.3(b).
          (d) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company (acting upon receipt of a recommendation by the Special Committee) from taking and disclosing to the Company’s stockholders any Takeover Proposal or complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board (acting upon receipt of a recommendation by the Special Committee) determines in good faith, after consultation with outside counsel, that such action or disclosure is required for compliance with applicable Law; provided, however, that in no event shall the Company or its Board of Directors (acting upon receipt of a recommendation by the Special Committee) take, or agree or resolve to take, any action prohibited by Section 5.3(c).
     5.4 Reasonable Efforts.
          (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) all commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable under applicable Law or otherwise to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate the Merger and the other Transactions contemplated in this Agreement and the documents, instruments and agreements entered into in connection with this Agreement, satisfy the closing conditions herein and the documents, instruments and agreements entered into in connection herewith, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions, and third party approvals, consents, registrations, permits, authorizations and confirmations set forth on Schedule 5.4(a) of the Company Disclosure Schedule (such approvals, consents, registrations, permits, authorizations and confirmations, collectively, the “Required Consents”). Each of the parties shall provide the other parties with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions contemplated hereby. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Act, the Federal Trade Commission Act, as amended, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
          (b) Without limiting the generality of the undertakings pursuant to this Section 5.4, (i) the parties hereto shall provide or cause to be provided as promptly as practicable to the Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (a “Governmental Antitrust Entity”) any information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit the consummation of the Transactions contemplated by this Agreement, and (ii) the Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions. The parties hereto shall use their respective reasonable best efforts to take such actions as are necessary or reasonably advisable to obtain approval of the consummation of the Transactions contemplated by this Agreement by any Governmental Antitrust Entity. Each party hereto shall act in good faith and reasonably cooperate with each other party in connection with any such filings (including, if requested by such other party, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith) and use all reasonable best efforts to resolve all objections and challenges, if any, that may be asserted by any Governmental Authority or Government Antitrust Entity with respect to the Transactions contemplated by this Agreement under the Antitrust Laws. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or Merger Sub be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Parent, could be expected to (1) limit the right of Parent to own or operate all or any portion of the Company’s business or of Parent to own or operate any portion of the Company’s existing businesses or assets, or (2) require Parent or any of Parent’s Subsidiaries to license any of their Intellectual Property Rights or to modify any existing license of their Intellectual Property Rights, and, in each case, that would have a Parent Material Adverse Effect or Company Material Adverse Effect, as the case may be. In regard to any Governmental Authority, neither the Company or its Subsidiaries on the one hand nor Parent or Merger Sub on the other hand shall, without the other party’s prior written consent, discuss or commit to any divestiture transaction, or discuss or commit to alter any of their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product or service lines or assets of, the Company or otherwise receive the full benefits of this Agreement.

          (c) To the extent not prohibited by applicable Law providing notice and any opportunity to participate to the other parties, each party hereto shall provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Antitrust Entity relating to the Transactions contemplated by this Agreement or any of the matters described in this Section 5.4, and, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Antitrust Entity regarding the Transactions contemplated by this Agreement or any of the matters described in this Section 5.4 shall include representatives of Parent and the Company. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws, and shall provide to the Company’s or Parent’s outside antitrust counsel, as appropriate, all information and documents reasonably requested by such counsel promptly upon request, subject to any reasonable restrictions. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “outside counsel only” or “outside antitrust counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient or in the case of outside antitrust counsel only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel or outside antitrust counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials of Parent and the Company.
          (d) The Company shall use its reasonable best efforts to seek and obtain all required prior consents from all applicable Governmental Authorities to the indirect transfer of control of the Company’s Permits (including Environmental Permits), and Parent shall cooperate with the Company in providing information regarding Parent that is reasonably required for the Company to obtain such consent. Such cooperation and assistance shall include, but is not limited to, such party’s or its agents’ attendance at public hearings and, to the extent necessary, the use of the knowledge, expertise and information of such party and its agents, experts and employees.
          (e) Parent, Merger Sub and their respective Affiliates shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions contemplated by this Agreement, (iii) increase the risk of not being able to remove any such order on appeal, or (iv) otherwise delay the consummation of the Transactions.
     5.5 Public Announcements.

          The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably and mutually agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange or the OTC Bulletin Board as determined in the good faith judgment of the party proposing to make such release (in which case, to the extent practicable, such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).
     5.6 Access to Information; Confidentiality.
          Subject to any applicable Laws or the terms of any contract entered into prior to the date hereof or as would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege (it being understood that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not result in such violation, loss or impairment, including a summary or a redacted version of such information), from the date hereof to the Effective Time or the date, if any on which this Agreement is terminated pursuant to Article VII, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives reasonable access during normal business hours and upon at least one (1) Business Day prior notice to the Company to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records, financial information, and correspondence (in each case, whether in physical or electronic form, and including all material environmentally related audits, studies, reports, analyses, and results of investigations performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of August 29, 2008, between the Company and the Guarantor (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement as if Parent were a party to the Confidentiality Agreement. No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.
     5.7 Notification of Certain Matters.
          The Company shall give prompt written notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to cause a Company Material Adverse Effect or a Parent Material Adverse Effect, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to materiality or a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, to be untrue and (ii) that is not so qualified to be untrue in any material respect, and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the party receiving such notice, in each case.
     5.8 Indemnification and Insurance.
          (a) For the period commencing at the Effective Time and ending on the sixth (6th) anniversary thereof, the Surviving Corporation shall indemnify, defend and hold harmless the individuals who at or prior to the Effective Time were directors or officers of the Company and its Subsidiaries (collectively, the “Indemnitees”) against and from any expense, cost, liability, or loss, including attorneys’ fees, judgments, fines, ERISA excise Taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, any federal, state, local, or foreign Taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, and all other costs and obligations, paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing for any of the foregoing, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Transactions contemplated by this Agreement), to the fullest extent (i) required by the Company Charter Documents and the Subsidiary Documents or any agreement between the Company or any of its Subsidiaries and the applicable directors and officers, and the indemnification obligations with respect to such officer or directors, in each case, as in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect after the consummation of the Merger and (ii) permitted under applicable Law. An Indemnitee shall notify the Surviving Corporation in writing promptly upon learning of any claim, action, suit, proceeding, investigation or other matter in respect of which such indemnification may be sought; provided that the failure to so notify the Surviving Corporation shall not limit the indemnification obligations under this Agreement. In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnitee will be entitled to advancement of reasonable costs or expenses (including attorneys’ fees) from the Surviving Corporation within five (5) Business Days of receipt by the Surviving Corporation from the Indemnitee of a reasonably detailed request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined by a non-appealable order issued by a court of competent jurisdiction that such person is not entitled to indemnification, and (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnitee otherwise consents. Notwithstanding anything to the contrary, in no event shall the Surviving Corporation be liable for any settlement or compromise effected without its written consent. Each of the Surviving Corporation and the Indemnitees shall cooperate (at the Surviving Corporation’s expense) in the defense of any claim, action, suit, proceeding or investigation and shall furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
          (b) (i) The Company shall obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope no less favorable than the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time at a cost that does not exceed 300% of the annual premium currently paid by the Company for D&O Insurance; or (ii) if the Company shall not have obtained such tail policy, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable, taken as a whole, than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; provided, further, however, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
          (c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives.
          (d) This Section 5.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, Merger Sub, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.
     5.9 Securityholder Litigation.

          The Company shall give Parent the reasonable opportunity to consult with it concerning the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions.
     5.10 Fees and Expenses.
          Except as otherwise provided in Section 7.2 and Section 7.3, on the date hereof and the contemporaneous closing of the Bridge Loan, a portion of the Transaction Fees shall be paid from the proceeds of the Bridge Loan, and on the Closing Date the remaining Transaction Fees shall be paid from the remaining proceeds of the Investment Amount and/or from the Company’s cash on hand.
     5.11 Certain Employee-Related Matters.
          (a) From and after the Closing Date, Parent shall, and shall cause the Company to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to or in respect of each of the employees of the Company who are employed as of the Closing Date (collectively, the “Company Employees”) arising under the terms of each Company Plan.
          (b) Notwithstanding the foregoing, no provision of this Section 5.11 or any other provision of this Agreement, whether express or implied, shall (i) constitute or create an employment agreement with any Company Employee, (ii) be treated as an amendment or other modification of any Company Plan, or (iii) subject to the terms of the Company Plan, limit the right of Parent or the Company to amend, terminate or otherwise modify, or to cause the Company to amend, terminate or otherwise modify, any Company Plan following the Closing Date.
          (c) The parties hereto acknowledge and agree that all provisions contained in this Section 5.11 with respect to Company Employees are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any Company Employees, former Company Employees, any participant in any Company Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Company, Parent or any of their respective Affiliates.
     5.12 Termination of Certain Agreements.
          Prior to the Closing, the Company shall and shall cause its Subsidiaries to terminate any agreements set forth in Section 5.12 of the Company Disclosure Schedule with such agreements being of no further force or effect, notwithstanding any terms therein to the contrary and without any post-Closing payments by the Company, Parent or Merger Sub or resulting obligations or liabilities of the Company, Parent or Merger Sub.
     5.13 Rollover Financing.
          (a) Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use reasonable best efforts (which in each instance shall not include the payment or incurrence of any fees, costs and expenses other than as set forth in the Rollover Financing Documents or in connection with the Transactions contemplated herein) to (i) consummate the Rollover Financing on the terms and conditions described in the Rollover Financing Documents no later than the Closing, (ii) satisfy on a timely basis all conditions applicable to them in the Rollover Financing Documents that are within their control, and (iii) enforce their respective rights, if any, under the Rollover Financing Documents. In the event that the Rollover Financing becomes unavailable, (x) Parent and Merger Sub shall promptly notify the Company and (y) Parent, Merger Sub and the Company shall, for a period of ninety (90) days thereafter, in good faith use commercially reasonable efforts to contact potential financing sources that are known by or familiar to any such parties and engage, if possible, in discussions with such parties to obtain alternative financing from such parties in amounts and on terms and conditions consistent with, and no less favorable in all material respects than, the terms and conditions contemplated by the Rollover Financing Documents, after giving effect to all direct or indirect fees, charges, costs, expenses, pricing, change of control payments, and any other amounts in respect of such alternative financing and not contemplated in the Rollover Financing Documents (any such alternative financing that is obtained in such time period, the “Alternative Financing”).
          (b) In furtherance of the provisions of this Section 5.13, the Rollover Financing Documents may be amended, restated, supplemented or otherwise modified or superseded; provided, that such amendment, restatement, supplement or modification shall not (i) adversely amend the conditions, if any, to the Rollover Financing set forth in the Rollover Financing Documents, in any material respect, (ii) reasonably be expected to delay or prevent the Closing, and (iii) be entered into without the prior written consent of the Company and Parent. Parent and Merger Sub shall (x) give the Company prompt notice of any material breach by any party of any of the Rollover Financing Documents, of which Parent or Merger Sub become aware or any termination thereof, and (y) otherwise keep the Company reasonably informed of the status of Parent’s and Merger Sub’s efforts to consummate the Rollover Financing.
          (c) Prior to the Closing, the Company shall and shall cause its Subsidiaries and its and their respective officers, directors, employees and representatives to use commercially reasonable efforts to provide such cooperation as may reasonably be requested by Parent in connection with the Rollover Financing; provided, that such actions do not (i) unreasonably interfere with the ongoing operations of the Company, (ii) involve any binding commitment by the Company which commitment is not conditioned on the Closing and does not terminate without liability to the Company upon the termination of this Agreement or (iii) cause an officer or director of the Company to execute any related documents thereto other than in such capacity.
     5.14 Warrants.
          Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain the cancellation of each Warrant (other than the Bridge Loan Warrants, which shall automatically expire at the Effective Time) outstanding immediately prior to the Effective Time that represents the right to acquire shares of Company Common Stock, and all such Warrants (other than the Bridge Loan Warrants, which shall automatically expire at the Effective Time) shall be cancelled and terminated (without regard to the exercise price of such Warrant).

     5.15 Rollover Shares by Senior Managers and MHR.
          Immediately prior to the Closing, each issued and outstanding Share set forth in Section 5.15 of the Company Disclosure Schedule (the “Rollover Shares”) shall immediately before the Effective Time be contributed by each of the Senior Managers and MHR to Merger Sub in exchange solely for the same number of validly issued shares of Merger Sub Non-Voting Common Stock in accordance with the Exchange and Rollover Agreement (the “Exchange”), and such Rollover Shares shall be cancelled at the Effective Time in accordance with Section 2.1(c), whereby Parent, Merger Sub and the Company shall use their reasonable best efforts to ensure that the Exchange shall qualify as a tax-free exchange under the Code. As of the Effective Time, all such Rollover Shares when so cancelled, shall no longer be issued and outstanding and shall automatically cease to exist, and each holder of a certificate representing any such Rollover Shares shall cease to have any rights with respect thereto, except the right to receive the shares of Merger Sub Non-Voting Common Stock as set forth in this Section 5.15. Parent and Merger Sub have not and shall not take any action that would cause the Exchange not to qualify as a tax-free exchange under the Code.
     5.16 Senior Lender Indebtedness; Bridge Loan Indebtedness Transfer.
          Neither Parent nor any of its Affiliates shall (a) acquire, accept an assignment of, assume, or become a participant in any of the outstanding obligations owed by the Company to the Senior Lender pursuant to any loan agreements, documents and instruments between the Company and the Senior Lender (the “Senior Lender Indebtedness Purchase”) before the expiration of Thirty Day Post-Maturity Period or the Thirty Day Post-Termination Period, as the case may be, (other than to cure a default by the Company under such loan agreements, documents and instruments) and/or (b) sell, transfer, assign or allow any participation in any of the outstanding obligations owed by the Company to Parent pursuant to the Bridge Loan Documents to any Person (the “Bridge Loan Indebtedness Transfer”) before the expiration of Thirty Day Post-Maturity Period or the Thirty Day Post-Termination Period, as the case may be, (other than to the Company and/or MHR (pursuant to an agreement between the Company and MHR) or any of Parent’s Affiliates). Following the Thirty Day Post-Maturity Period or the Thirty Day Post-Termination Period, as the case may be, Parent may consummate a Bridge Loan Indebtedness Transfer without restriction subject to the terms and conditions of 7.2(d) or 7.2(f), respectively.
ARTICLE VI
CONDITIONS PRECEDENT
     6.1 Conditions to Each Party’s Obligation to Effect the Merger.
          The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority or other Law, rule, legal restraint or prohibition (collectively “Restraints”) shall be in effect preventing or rendering illegal the consummation of the Merger; and
          (c) Rollover Financing or the Alternative Financing. (i) the Rollover Financing shall have been consummated in accordance with the terms and conditions of the Rollover Financing Documents or, in the event the Rollover Financing is not consummated, the Alternative Financing (if obtained pursuant to Section 5.13(a)) shall have been consummated in accordance with the terms and conditions of such Alternative Financing, and (ii) if the Rollover Financing is consummated, the Senior Lender and MHR shall provide to Parent, Merger Sub and the Company a certificate that no default and/or event of default will exist immediately after the Effective Time with respect to the Rollover Financing Documents or a waiver of any and all such defaults and/or events of default.
     6.2 Additional Conditions to Obligations of Parent and Merger Sub.
          The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except for where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect (other than the representations and warranties contained in Section 3.1(a) and (b) (Organization, Standing and Power), Section 3.2 (Capitalization), Section 3.3 (Authority, Noncontravention; Voting Requirements), Section 3.19 (Brokers and Other Advisors) and Section 3.20 (State Takeover Statutes), which representations and warranties shall be true and correct in all respects), and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;
          (c) Required Consents. The Required Consents shall have been obtained in form and substance reasonably satisfactory to Parent;
          (d) Company Material Adverse Effect. Since the date hereof, there shall not have been or occurred any event, change, occurrence or circumstance that has had or would have a Company Material Adverse Effect;

          (e) Company Stock Plans; Warrants. The Company shall have terminated (i) the Company Stock Plans in accordance with Section 2.3, and (ii) the Warrants (other than the Bridge Loan Warrants, which shall automatically expire at the Effective Time) in accordance with Section 5.14;
          (f) Amended and Restated Certificate of Incorporation and Bylaws. The Company shall have filed the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware immediately prior to the Effective Time and shall have adopted the Bylaws; and
          (g) 2009 Incentive Plan. The Company shall have adopted the 2009 Incentive Plan on or before the Closing Date, which shall be effective immediately after the Effective Time.
     6.3 Additional Conditions to Obligations of the Company.
          The obligations of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except for where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect (other than the representations and warranties contained in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authorization; Noncontravention), Section 4.3 (Approvals), Section 4.4 (Information Supplied), Section 4.7 (Brokers and Other Advisors), and Section 4.13 (Solvency), which representations and warranties shall be true and correct in all material respects), and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect;
          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and
          (c) Parent Material Adverse Effect. Since the date hereof, there shall not have been or occurred any event, change, occurrence or circumstance that has had or would have a Parent Material Adverse Effect.
ARTICLE VII
TERMINATION
     7.1 Termination.

          This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:
          (a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors (or similar governing body); or
          (b) by either the Company or Parent:
               (i) if the Merger shall not have been consummated on or before the date that is one hundred eighty (180) days after the date hereof (the “Walk-Away Date”), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to a material breach of this Agreement by such party or the failure of such party to perform in any material respect any of its obligations under this Agreement;
               (ii) if any Restraint having the effect set forth in Section 6.1(b) is in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;
               (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on a proposal to approve this Agreement is taken; or
               (iv) if the Rollover Financing (or the Alternative Financing, if applicable) shall not have been consummated; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iv) shall not be available to a party if such party intentionally breached or caused another party to breach any of the Rollover Financing Documents or Alternative Financing documents, as the case may be, which breach was the primary reason such financing was not consummated.
          (c) by Parent:
               (i) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or, if curable, is not cured, by the Company within thirty (30) calendar days following receipt of written notice from Parent of such breach or failure;
               (ii) if a Company Adverse Recommendation Change shall have occurred;

               (iii) if a Company Material Adverse Effect shall have occurred, which (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(d) and (B) is incapable of being cured, or, if curable, is not cured, by the Company within thirty (30) calendar days following receipt of written notice from Parent of such Company Material Adverse Effect; or
               (iv) if there are general changes or developments in the healthcare industry, including general changes in Laws across such industry, that have a proportionate material adverse effect on the Company and its Subsidiaries, taken as a whole, and the Company’s competitors within the industry in which the Company operates.
          (d) by the Company:
               (i) if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or, if curable, is not cured, by Parent within thirty (30) calendar days following receipt of written notice from the Company of such breach or failure;
               (ii) if a Parent Material Adverse Effect shall have occurred, which (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(c) and (B) is incapable of being cured, or, if curable, is not cured, by Parent or Merger Sub within thirty (30) calendar days following receipt of written notice from the Company of such Parent Material Adverse Effect; or
               (iii) subject to compliance with Section 5.3, if, at any time prior to obtaining Company Stockholder Approval, the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal.
     7.2 Effect of Termination.
          (a) In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the Confidentiality Agreement, the Guaranty, the penultimate sentence of Section 5.6, and Section 5.5, Section 5.9, Section 5.10, Section 7.2 and Section 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that (i) the Company may have liability as provided in this Section 7.2 and Section 7.3, (ii) Parent and Merger Sub may have liability as provided in this Section 7.2 and Section 7.3, and (iii) nothing shall relieve any party from liability for fraud in connection with this Agreement.
          (b) Notwithstanding anything to the contrary in this Agreement, the Company agrees that, to the extent it has incurred losses or damages in connection with this Agreement

(the “Company Damages”), the maximum aggregate liability of Parent and Merger Sub, collectively, shall be the forgiveness of any and all outstanding obligations owed by the Company and its Affiliates and Subsidiaries under the Bridge Loan and the termination of the Bridge Loan Documents pursuant to the terms and conditions set forth therein (the “Parent Liability Limitation”), which damages shall only be available if the Company terminates this Agreement pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii) and Parent’s or Merger Sub’s breach triggering such termination shall have been willful. Upon such termination, (i) Parent and Merger Sub shall have no further liability in excess of the Parent Liability Limitation with respect to this Agreement or the Transactions and (ii) neither the Company nor any of its Affiliates shall seek any other Company Damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Merger Sub, or the Guarantor (other than the Guarantor to the extent provided in the Guaranty) in excess of the Parent Liability Limitation in connection with this Agreement or the Transactions; provided, however, that nothing in this Section 7.2(b) shall limit the rights of the Company under Section 7.2(e). In the event the Company seeks to enforce its rights and remedies set forth in this Article VII, the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement pursuant to Section 8.8 and the Company’s sole and exclusive remedy with respect to such breaches shall be the remedies set forth in this Article VII.
          (c) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub agree that, to the extent any of them have incurred losses or damages in connection with this Agreement (the “Parent Damages”), the maximum aggregate liability of the Company shall be limited to $3,000,000 (inclusive of the Termination Fee and any other fees under Section 7.3(a)) (the “Company Liability Limitation”), which damages shall only be available if Parent terminates this Agreement pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii) and the Company’s breach triggering such termination shall have been willful. Upon such termination, (i) Company shall have no further liability in excess of the Company Liability Limitation with respect to this Agreement or the Transactions and (ii) neither Parent or Merger Sub nor any of their respective Affiliates shall seek any other Parent Damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against the Company in excess of the Company Liability Limitation in connection with this Agreement or the Transactions; provided, however, that nothing in this Section 7.2(c) shall limit the rights of Parent and Merger Sub under Section 7.2(f) or Section 7.2(g). In the event Parent or Merger Sub seeks to enforce its rights and remedies set forth in this Article VII, Parent and Merger Sub shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or to enforce specifically the terms and provisions of this Agreement pursuant to Section 8.8 and Parent’s and Merger Sub’s sole and exclusive remedy with respect to such breaches shall be the remedies set forth in this Article VII.
          (d) In the event this Agreement is terminated pursuant to Section 7.1(a), Section 7.1(b)(i), Section 7.1(b)(ii), Section 7.1(b)(iv), Section 7.1(c)(i) (and such breach triggering such termination shall not have been willful), Section 7.1(c)(iii) (and such breach triggering such termination shall not have been willful), Section 7.1(c)(iv), Section 7.1(d)(i) (and such breach triggering such termination shall not have been willful) or Section 7.1(d)(ii) (and such breach triggering such termination shall not have been willful), the outstanding obligations under the Bridge Loan shall be paid on or before the Maturity Date. During the thirty (30) day period after the Maturity Date and in the event all of the outstanding obligations owed by the Company to Parent under the Bridge Loan Documents have not been paid in full (the “Thirty Day Post-Maturity Period”), the Company and/or MHR (pursuant to an agreement between the Company and MHR) shall have the right to pay or purchase all of such obligations in accordance with the terms and conditions of the Bridge Loan Documents. In the event that all of the outstanding obligations owed by the Company to Parent under the Bridge Loan Documents have not been paid or purchased in full before the expiration of the Thirty Day Post-Maturity Period, then, for the one hundred eighty (180) day period thereafter (the “Parent’s Post-Maturity Election Period”), Parent shall have the option, in its sole and absolute discretion, to either (i) consummate the Senior Indebtedness Purchase or (ii) convert the outstanding obligations under the Bridge Loan into shares of the Preferred Stock at a conversion price equal to $0.05 per share, which conversion price may be adjusted in accordance with the terms and conditions set forth in the Bridge Loan Documents and/or the Preferred Stock Investment Documents (the “Bridge Loan Conversion”); provided, however, that in the event this Agreement is terminated pursuant to Section 7.1(c)(iv), or Section 7.1(d)(i) (and such breach triggering such termination shall not have been willful), Section 7.1(d)(ii) (and such breach triggering such termination shall not have been willful), Parent’s option and ability to exercise the Bridge Loan Conversion shall be immediately terminated pursuant to the Preferred Stock Investment Documents. For clarification purposes only, Parent shall have the right to elect only one of the Senior Indebtedness Purchase or the Bridge Loan Conversion, but in no event both the Senior Indebtedness Purchase and the Bridge Loan Conversion. In the event that Parent does not consummate the Senior Indebtedness Purchase or exercise the Bridge Loan Conversion during the Parent’s Post-Maturity Election Period, all of Parent’s rights with respect to the Senior Indebtedness Purchase and the Bridge Loan Conversion shall immediately terminate and Parent shall have the right to exercise any and all of its remaining rights and remedies under the Bridge Loan Documents (subject to terms and conditions set forth in this Agreement and/or any agreement, document or instrument between the Senior Lender, Parent, and/or MHR, as the case may be). In the event Parent (i) breaches Section 5.16(a) or Section 5.16(b), or (ii) consummates a Bridge Loan Indebtedness Transfer (other than to MHR) following the Thirty Day Post-Maturity Period, the right to exercise the Bridge Loan Conversion shall be immediately terminated pursuant to the Preferred Stock Investment Documents and/or the Bridge Loan Documents.
          (e) In the event this Agreement is terminated pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii) and Parent’s or Merger Sub’s breach triggering such termination shall have been willful, any and all outstanding obligations owed by the Company and its Subsidiaries under the Bridge Loan shall immediately be forgiven and the Bridge Loan Documents shall terminate pursuant to the terms and conditions set forth therein.
          (f) In addition to the payment of any amounts pursuant to Section 7.3(a), in the event this Agreement is terminated pursuant to (i) Section 7.1(c)(i) or Section 7.1(c)(iii), and the Company’s breach triggering such termination shall have been willful or (ii) Section 7.1(b)(iii), or Section 7.1(c)(ii), (A) the Bridge Loan Warrants shall be exercisable within fifteen (15) days of such termination date and (B) the outstanding obligations under the Bridge Loan shall be paid on or before the Maturity Date. During the thirty (30) day period after such termination and in the event all of the outstanding obligations owed by the Company to Parent under the Bridge Loan Documents have not been paid in full (the “Thirty Day Post-Termination Period”), the Company and/or MHR (pursuant to an agreement between the Company and MHR)

shall have the right to pay or purchase all of such obligations in accordance with the terms and conditions of the Bridge Loan Documents. In the event that all of the outstanding obligations owed by the Company to Parent under the Bridge Loan Documents have not been paid or purchased in full prior to expiration of the Thirty Day Post-Termination Period, then, for the one hundred eighty (180) day period thereafter (the “Parent’s Post-Termination Election Period”), Parent shall have the option, in its sole and absolute discretion, to either (i) consummate the Senior Indebtedness Purchase or (ii) exercise the Bridge Loan Conversion. For clarification purposes only, Parent shall have the right to elect only one of the Senior Indebtedness Purchase or the Bridge Loan Conversion, but in no event both the Senior Indebtedness Purchase and the Bridge Loan Conversion. In the event that Parent does not consummate the Senior Indebtedness Purchase or exercise the Bridge Loan Conversion during the Parent’s Post-Termination Election Period, all of Parent’s rights with respect to the Senior Indebtedness Purchase and the Bridge Loan Conversion shall immediately terminate and Parent shall have the right to exercise any and all of its remaining rights and remedies under the Bridge Loan Documents (subject to terms and conditions set forth in this Agreement and/or any agreement, document or instrument between the Senior Lender, Parent, and/or MHR, as the case may be). In the event Parent (i) breaches Section 5.16(a) or Section 5.16(b), or (ii) consummates a Bridge Loan Indebtedness Transfer (other than to MHR) following the Thirty Day Post-Termination Period, the right to exercise the Bridge Loan Conversion shall be immediately terminated pursuant to the Preferred Stock Investment Documents and/or the Bridge Loan Documents.
          (g) In addition to the payment of any amounts pursuant to Section 7.3(a), in the event this Agreement is terminated pursuant to Section 7.1(d)(iii), (i) the Bridge Loan Warrants shall be exercisable within fifteen (15) days of such termination date and (ii) any and all outstanding obligations under the Bridge Loan Documents shall be paid as a condition to and concurrently with such termination.
          (h) In the event this Agreement is terminated other than pursuant to Section 7.1(d)(iii) and there is a dispute or any action, suit or proceeding between the Company, on the one hand, and Parent, Merger Sub and/or Guarantor, on the other hand (a “Company Parent Dispute”), Parent’s option and ability to convert any outstanding obligations under the Bridge Loan into shares of the Preferred Stock shall be suspended until and the payment of any outstanding obligations under the Bridge Loan shall be extended by thirty (30) days after such Company Parent Dispute has been settled or resolved pursuant to a settlement agreement or determined by a non-appealable order from a court of competent jurisdiction; provided, however, that no such extension shall extend beyond the Maturity Date.
     7.3 Termination Fee.
          (a) In the event that:
               (i) (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), (B) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within two hundred seventy (270) days following the date that this Agreement is terminated and (C) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal prior to the termination of this Agreement;
               (ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii) and the Company’s breach triggering such termination shall have been willful;
               (iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or
               (iv) this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii), then in any such event under (1) clause (i), (iii), or (iv) of this Section 7.3(a), (X) the Bridge Loan Warrants shall be exercisable within fifteen (15) days of such termination date, (Y) the Company shall reimburse Parent, Merger Sub and the Guarantor for any and all expenses incurred in connection with the Transactions, not to exceed a cash amount equal to $300,000 in the aggregate, and (Z) the Company shall pay to Parent a termination fee in a cash amount equal to $700,000 (collectively, items (Y) and (Z) shall be referred to as the “Termination Fee”) and the Company shall have no further liability with respect to this Agreement or the Transactions (other than any remaining obligations under the Bridge Loan Documents) to Parent and Merger Sub, and (2) clause (ii) of this Section 7.3(a), (X) the Bridge Loan Warrants shall be exercisable within fifteen (15) days of such termination date and (Y) the Company shall pay to Parent a fee in a cash amount equal to $3,000,000 (inclusive of the Termination Fee and any other fees under this Section 7.3(a)) and the Company shall have no further liability with respect to this Agreement or the Transactions (other than any remaining obligations under the Bridge Loan Documents) to Parent and Merger Sub. In the event Parent or Merger Sub successfully enforces its rights and remedies set forth in this Article VII, Parent and Merger Sub shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or to enforce specifically the terms and provisions of this Agreement pursuant to Section 8.8 and Parent’s and Merger Sub’s sole and exclusive remedy with respect to such breaches shall be the remedies set forth in this Article VII.
          (b) Any payment required to be made pursuant to (i) clause (i) of Section 7.3(a) shall be made by the Company to Parent any time on or before the execution of a definitive agreement contemplated by a Takeover Proposal, (ii) clause (ii) or (iii) of Section 7.3(a) shall be made by the Company to Parent concurrently with such termination, and (iii) clause (iv) of Section 7.3(a) shall be made by the Company to Parent as a condition to and concurrently with such termination. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.
          (c) In the event this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii) and Parent’s or Merger Sub’s breach triggering such termination shall have been willful, then Parent shall forgive any and all outstanding obligations under the Bridge Loan and the Bridge Loan Documents shall terminate pursuant to the terms and conditions set forth therein and Parent and Merger Sub shall have no further liability with respect to this Agreement or the Transactions to the Company. In the event the

Company successfully enforces its rights and remedies set forth in this Article VII, the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement pursuant to Section 8.8 and the Company’s sole and exclusive remedy with respect to such breaches shall be the remedies set forth in this Article VII.
          (d) The parties acknowledge that the fees and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement.
ARTICLE VIII
MISCELLANEOUS
     8.1 No Survival, Etc.
          Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement and any certificates delivered pursuant hereto shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.8 and Section 5.10 and any other agreement in this Agreement which contemplate performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 5.9, Section 5.10, Section 7.2 and Section 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
     8.2 Amendment or Supplement.
          At any time prior to the Effective Time, this Agreement may be amended or supplemented, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, upon approval by their respective Boards of Directors (or similar governing body); provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.
     8.3 Extension of Time, Waiver, Etc.
          At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, constitutes a waiver by the party taking such action of compliance with any provision of this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision.
     8.4 Assignment.
          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent that does not have any pre-existing operations, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.
     8.5 Counterparts; Facsimile/PDF Execution.
          This Agreement may be (a) executed in two (2) or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument, and (b) executed and delivered by telecopier or portable document format (PDF) transmission with the same force and effect as if the same were a fully executed and delivered original manual counterpart.
     8.6 Entire Agreement; No Third-Party Beneficiaries.
          Neither this Agreement nor any of the terms or provisions hereof is binding upon or enforceable against any party hereto unless and until the same is executed by all of the parties hereto. This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement (including the exhibits and schedules hereto and any other documents and instruments referred to herein or contemplated hereby), the Company Disclosure Schedule, Parent Disclosure Schedule, the Guaranty, and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof (including that certain Letter of Intent between the Company and the Guarantor, dated as of February 2, 2009, and any supplements thereto (the “Letter of Intent”))and (b) except for the provisions of Section 5.8 and the rights of the Company’s stockholders, and option holders to receive the Aggregate Merger Consideration at the Effective Time in accordance with, and subject to, the terms and conditions of this Agreement, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. On the date hereof, the Letter of Intent shall terminate and be of no further force and effect.
     8.7 Governing Law; Jurisdiction.
          (a) The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the Transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.
          (b) The parties hereto hereby irrevocably submit to the federal or state courts located in the State of Delaware over any action or proceeding arising out of or relating to this Agreement or any of the Transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.9.
     8.8 Specific Performance.
          The parties to this Agreement agree that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached and that monetary damages would not provide an adequate remedy in such event. It is accordingly agreed by the parties that the Company, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction without bond or security being required; provided, however, in the event the Company, one the one hand, or Parent and/or Merger Sub, on the other hand, successfully enforces their respective rights and remedies set forth in this Section 8.8, such party shall not be entitled to any amounts, fees or damages set forth in Article VII and that the Company’s, Parent’s and Merger Sub’s, as the case may be, sole and exclusive remedy with respect to such breaches shall be the remedies set forth in this Section 8.8.
     8.9 Notices.
          All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to: ComVest Investment Partners III, L.P. One North Clematis Suite 300 West Palm Beach, Florida 33401 Attention: Cecilio Rodriguez Facsimile: (561) 671-3225
          with a copy (which shall not constitute notice) to:

Foley & Lardner LLP 100 North Tampa Street Suite 2700 Tampa, FL 33602 Attention: Steven W. Vazquez Facsimile: (813) 221-4210 If to the Company, to:
NationsHealth, Inc. 13630 NW 8th Street Suite 210 Sunrise, Florida 33325 Attention: Chief Executive Officer Facsimile: (954) 903-5005
          with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
201 South Biscayne Boulevard
22nd Floor
Miami, Florida 33131
Phone: 305.358.3500
Fax: 305.347.6500
Attention: Ira J. Coleman, Esq.
          Frederic L. Levenson, Esq.
          Harris Siskind, Esq.

and

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606

Phone: 312.372.2000 Fax: 312.984.7700 Attention: Helen R. Friedli, Esq.
or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 8.9, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.
     8.10 Severability.
          If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.
     8.11 Interpretation; Other.
          (a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day. Any reference in this Agreement to $ means U.S. dollars. The Annex, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full in this Agreement and are an integral part of this Agreement. Unless the context otherwise requires, any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement. Unless the context otherwise requires, all references in this Agreement to any “Article,” “Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement. Unless the context otherwise requires, the words “hereby,” “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the provision in which such words appear. The word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. All references in this Agreement to specific Laws or to specific sections or provisions of Laws, apply to the respective federal, state, local, or foreign Laws that bear the names so specified and to any succeeding or amended Law, section, or provision corresponding thereto. Any reference in this Agreement to the “parties” to this Agreement means the signatories to this Agreement and their successors and permitted assigns, and does not include any third party.
          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          (c) This Agreement may only be enforced against the parties hereto. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the parties hereto. No past, present or future officer, director, shareholder, employee, incorporator, member, partner, agent, attorney, representative or affiliate of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) has any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

COMVEST NATIONSHEALTH HOLDINGS, LLC
By:	/s/ Jose Gordo
	Name:	Jose Gordo
	Title:	President

NATIONSHEALTH ACQUISITION CORP.
By:	/s/ Jose Gordo
	Name:	Jose Gordo
	Title:	President

NATIONSHEALTH, INC.
By:	/s/ Glenn M. Parker, M.D.
	Name:	Glenn M. Parker
	Title:	Chief Executive Officer

ANNEX A
Definitions
     As used in this Agreement, the following terms have the meanings ascribed thereto below:
     “2009 Incentive Plan” means that certain “NationsHealth, Inc. 2009 Incentive Compensation Plan”.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
     “Bridge Loan Documents” means, collectively, with respect to the Bridge Loan, (a) the Bridge Loan and Security Agreement by and between Parent and the Company, (b) the 10% Secured Convertible Subordinated Promissory Note issued by the Company in the amount of the Bridge Loan for the benefit of Parent, (c) the Senior Subordination Agreement by and between Parent and the Senior Lender, (d) the Subordination Agreement by and between Parent and MHR, (e) the Bridge Loan Warrants, and (f) any and all exhibits and schedules thereto and documents incorporated by reference therein, in each case entered into as of the date hereof, each of which is attached hereto as Exhibit A.
     “Bridge Loan Warrants” means that certain Warrant Agreement, dated the date hereof, by and between the Company and Parent, whereby Parent shall have the right to acquire (subject to the terms and conditions therein) up to 1,000,000 shares of the Company Common Stock at an exercise price of $0.01 per share.
     “Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.
     “Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.
     “Company Material Adverse Effect” shall mean with respect to the Company and any of its Subsidiaries, taken as a whole, any event, circumstance, development, condition, change, or effect which, after taking into effect any insurance recoveries, is, either individually or in the aggregate with any other event, circumstance, development, condition, change, or effect, materially adverse to the business, operation, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following shall, in each case, be deemed to constitute a “Company Material Adverse Effect” and none of the following shall be considered in determining whether a “Company Material Adverse Effect” has occurred: (a) any event, circumstance, development, condition, change, or effect resulting from (i) changes in general economic or political conditions or the securities, credit or

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financial markets in general, in each case, generally affecting the healthcare industry and does not have a material disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to the Company’s competitors within the industry in which the Company operates, (ii) general changes or developments in the healthcare industry, including general changes in Laws across such industry, in each case that does not have a disproportionate material adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the Company’s competitors within the industry in which the Company operates, (iii) the announcement of the Agreement or the pendency or consummation of the Transactions, including the Merger, (iv) the identity of Parent, Merger Sub or any of their Affiliates as the acquiror of the Company, (v) compliance with the terms of, or the taking of any action required by or contemplated by, the Agreement or consented to by Parent or Merger Sub, (vi) changes in GAAP or the interpretation thereof, (vii) any natural disaster, force majeure events or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (viii) any action required to be taken under any Law or any existing contract by which the Company or any of its Subsidiaries (or any of their respective properties) is bound, (ix) any matter of which Parent or Merger Sub has Knowledge on the date hereof, or (x) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, or (b) the ability of the Company to perform the Company’s obligations under this Agreement.
     “Company Restricted Stock” means shares of Company Common Stock that are subject to a risk of forfeiture or restrictions on transferability.
     “Company Stock Plans” means the following plans of the Company: NationsHealth, Inc. 2004 Stock Incentive Plan and NationsHealth, Inc. 2005 Long-Term Incentive Plan.
     “Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.
     “Environmental Law” or “Environmental Laws” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation, order or other requirement of a Governmental Authority relating to the environment, natural resources, public or employee health and safety applicable to the operation and conduct of the business and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Atomic Energy Act, the Energy Reorganization Act, the Uranium Mill Tailings Radiation Control Act, the Hazardous Waste Transportation Act, the Energy Policy Act, the Low-level Radioactive Waste Policy Act, the Nuclear Waste Policy Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Oil Pollution Act of 1990, and the Occupational Safety and Health Act, as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes, and including public environmental transfer of ownership, notification or approval statutes.
     “Environmental Permit” means any permit, approval, authorization, license, variance, registration or permission required in compliance with the operations of the Company or issued by any Governmental Authority under any applicable Environmental Law.

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     “Equity Interest” means any capital stock, other equity interest, other ownership interest or any securities or other interests convertible into or exchangeable or exercisable for capital stock, other equity interests, or other ownership interests, or any other rights, warrants or options to acquire any of the foregoing securities or interests of or in any Person.
     “GAAP” shall mean generally accepted accounting principles in the United States.
     “Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, and whether executive, legislative or judicial.
     “Guarantor” means ComVest Investment Partners III, L.P. and its affiliates, successors and transferees.
     “Hazardous Material” means any substance, material or waste which is regulated, listed, or defined under any provision of Environmental Law, including (i) any material, substance or waste which is defined as a “radioactive waste,” “hazardous waste,” “mixed waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste,” “chemical substance” or words of similar meaning or regulatory effect, and (ii) petroleum, asbestos, lead, polychlorinated biphenyls, radon or toxic mold.
     “Health Care Laws” shall mean any and all federal and state Laws regarding healthcare or the delivery of medical services, including (i) all rules and regulations of the Medicare and Medicaid programs, and any other federal or state health care programs; (ii) all Laws relating to health care fraud and abuse, including (A) the Anti-Kickback Law, 42 U.S.C. § 1320a 7b(b), (B) the Federal Civil Monetary Penalties statute, 42 U.S.C. § 1320a 7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., (D) the False Claims Act, 31 U.S.C. § 3729 et seq., (E) any and all parallel state Laws relating to health care fraud and abuse; and (F) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; (iii) federal or state Laws relating to billing or claims for reimbursement submitted to any third party payor; (iv) federal or state Laws relating to the practice of medicine, nursing, pharmacy, and any other healthcare-related profession, occupation, or activity (including, without limitation, product distribution and dispensing); (v) federal or state Laws related to the provision of laboratory services; (vi) the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, the Controlled Substances Act, the Poison Prevention Packaging Act, and all other federal and state Laws relating to the manufacture, purchase, sale, packaging, repackaging, labeling, advertising, handling, provision, distribution, prescribing, compounding, dispensing, importation, exportation, or disposal of any medical equipment, supplies, devices or similar products or services, any drugs or drug-related products, or any listed chemicals or related products of any kind bought or sold by the Company or any of its Subsidiaries; and (vii) the Health Insurance Portability and Accountability Act of 1996, as amended, and any rules or regulations

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promulgated thereunder and all other federal or state Laws related to the privacy, security, and/or transmission of health information.
     “Indebtedness” with respect to any Person, means, at any time without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than ninety (90) days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person as lessee under leases that are or should be capitalized in accordance with GAAP, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of interest rate or currency hedging agreements, (h) all obligations of such Person to guarantee any Indebtedness, leases, dividends or other payment obligations and (i) all indebtedness and other payment obligations referred to in clause (a) through clause (h) above of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations. Indebtedness shall not include (w) accounts payable of the Company or any of its Subsidiaries, (x) accrued expenses arising in the ordinary course of business consistent with past practice of the Company or any of its Subsidiaries, (y) the endorsement of negotiable instruments for collection and (z) Indebtedness owing from the Company to any of its Subsidiaries or from any of the Subsidiaries of the Company to the Company or another of its Subsidiaries.
     “Intellectual Property Rights” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) inventions, patents, patent applications, patent disclosures, any reissues, reexaminations, revisions, divisionals, provisionals, substitutions, renewals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) registered or unregistered trademarks, service marks, trade dress rights, trade names, corporate names, Internet domain names, identifying symbols, logos, emblems, signs or insignia, including all goodwill associated with the foregoing, and all applications, registrations and renewals in connection with the foregoing; (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), copyrightable works, mask work rights, works of authorship and moral rights, and all registrations, applications and renewals therefore; (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas, research and development, compositions, manufacturing and production processes, technical data and information, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case, excluding any rights in respect of any of the foregoing that comprise or are protected by Patents; and (E) all applications, registrations and permits related to any of the items identified in clauses (A) through (D) above.
     “Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the actual knowledge (without independent inquiry or investigation) of the

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officers and employees of the Company set forth on Section A of the Company Disclosure Schedule and the individuals set forth on Section A of Parent Disclosure Schedule, respectively.
     “MHR” means MHR Capital Partners Master Account, LP, MHR Capital Partners (100) LP, OTQ, LLC, and Mark H. Rachesky M.D., and their respective affiliates, successors and transferees.
     “MHR Note Amendments” means, collectively, the amendments and modifications to those certain Convertible Promissory Note Agreements by and between the Company and MHR, dated February 28, 2005, and the loan documents, instruments and agreements related thereto, substantially in the form agreed to by MHR, Parent, the Company, and certain of the Company’s Subsidiaries as of the date hereof.
     “MHR Warrants” means the warrants issued by the Company to MHR to purchase ten percent (10%) of the Company’s capital stock on a fully diluted basis immediately after the Closing, which shall terminate eight (8) years thereafter and have an exercise price of $0.12 per share.
     “Notes” means the (a) 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C. and United States Pharmaceutical Group, L.L.C. in favor of OTQ LLC, dated February 28, 2005; (b) 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C. and United States Pharmaceutical Group, L.L.C. in favor of MHR Capital Partners Master Account LP, dated February 5, 2007; and (c) 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C. and United States Pharmaceutical Group, L.L.C. in favor of MHR Capital Partners (100) LP, dated February 28, 2005.
     “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.
     “Parent Material Adverse Effect” shall mean with respect to (a) Parent, Merger Sub, any event, circumstance, development, condition, change or effect is, either individually or in the aggregate, with any other event, circumstance, development, condition, change or event, material adverse to Parent’s or Merger Sub’s ability (i) to perform their respective obligations under this Agreement, or (ii) to consummate the Transactions, including, but not limited to, the Merger, the Preferred Stock Investment, the Preferred Stock Investment Option (if exercised) or the Rollover Financing in accordance with the terms and conditions herein and therein and (b) the Guarantor any event, circumstance, development, condition, change or effect is, either individually or in the aggregate, with any other event, circumstance, development, condition, change or event, material adverse to Guarantor’s ability (i) to perform its obligations under the Guaranty, or (ii) to consummate the Transactions, including, but not limited to, providing the Investment Amount and the funding for the Preferred Stock Investment and Preferred Stock Investment Option (if exercised) in accordance with the terms and conditions herein and therein.

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     “Permitted Liens” means (i) statutory Liens not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP, (ii) such imperfections or irregularities of title or Liens as do not materially detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties, or do not detract from the value of such properties and assets, (iii) Liens reflected in the Company SEC Documents, (iv) the rights of customers of the Company with respect to inventory or work in progress under orders or contracts entered into by the Company in the ordinary course of business, (v) mechanics’, carriers’, workers’, repairmen’s, warehousemen’s, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue or which are being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien, (vi) all obligations under leases that are or should be capitalized in accordance with GAAP, (vii) deposits or pledges to secure workmen’s compensation, unemployment insurance, old age benefits or other social security obligations in connection with, or to secure the performance of, bids, tenders, trade contracts not for the payment of money or leases, or to secure statutory obligations or surety or appeal bonds or other pledges or deposits for purposes of like nature in the ordinary course of business, (viii) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over any leased real property which are not violated by the current use and operation of any leased real property; (ix) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any leased real property which do not materially impair the occupancy or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the business of the Company and its Subsidiaries; (x) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (xi) Liens on goods in transit incurred pursuant to documentary letters of credit; (xii) purchase money Liens and Liens securing rental payments under capital lease arrangements and (xiii) Liens filed by the Senior Lender, MHR or in connection with the Bridge Loan.
     “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
     “Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.01 per share, issued in connection with the Preferred Stock Investment and the Preferred Stock Investment Option (if excised) with the rights, preferences and privileges set forth in the Amended and Restated Certificate of Incorporation.
     “Preferred Stock Investment Documents” means, collectively, with respect to the purchase and sale of the Preferred Stock, (a) the Preferred Stock Purchase Agreement by and between Parent and the Company, (b) the Preferred Stock Voting Agreement by and between Parent, the Senior Managers, MHR and the Company, (c) the Preferred Stock Investors’ Rights Agreement by and between Parent, the Senior Managers, MHR and the Company, (d) the Preferred Stock Right of First Refusal and Co-Sale Agreement by and between Parent, the Senior Managers, MHR and the Company, (e) the Amended and Restated Certificate of Incorporation, (f) the Indemnification Agreements between each member of the Company’s board of directors elected as of the Closing and the Company, (g) the Management Agreement by and between the Guarantor and the Company, and (h) any and all exhibits and schedules thereto and documents

6

incorporated by reference therein, in each case entered into as of the date hereof and effective as of the Closing Date, each of which is attached hereto as Exhibit B.
     “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment, including soils, surface water, groundwater or the ambient air.
     “Remedial Action” means all actions, including, without limitation, any capital expenditures undertaken, to (i) clean up, remove, remediate, dispose of, investigate, monitor, repair, treat, or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned, operated or leased by or for the Company or any of its Subsidiaries and the facilities located and operations conducted thereon into compliance with Environmental Laws.
     “Rollover Financing Documents” means, collectively, with respect to the Rollover Financing (a) the Amended and Restated 7 3/4% Convertible Secured Note, dated the date hereof, issued by each of the Company, NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., and National Pharmaceutical and Medical Products, L.L.C. for the benefit of MHR Capital Partners Master Account, LP, MHR Capital Partners (100) LP, and OTQ, LLC, (b) the Fourth Amended and Restated Revolving Credit, Term Loan And Security Agreement, dated the date hereof, by and among the Company, NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., National Pharmaceutical and Medical Products, L.L.C., and the Senior Lender, (c) the Consent, Waiver, Joinder and Eight Amendment to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated the date hereof, by and among the Company, NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., National Pharmaceutical and Medical Products, L.L.C., and the Senior Lender, (d) the Limited Waiver and Consent to Convertible Secured Notes, dated the date hereof, by and among the Company, NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., National Pharmaceutical and Medical Products, L.L.C., and MHR, (e) the MHR Warrants, and (f) any and all exhibits and schedules thereto and documents incorporated by reference therein, in each case entered into as of the date hereof and effective as of the Closing Date.
     “Senior Lender” means CapitalSource Finance, LLC and its affiliates, successors and transferees.
     “Senior Managers” means Glenn Parker, Lewis Stone and Timothy Fairbanks.
     “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the

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foregoing and all documentation, including user manuals and training materials, related to any of the foregoing.
     “Subsidiary” when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
     “Superior Proposal” means a bona fide written proposal or offer, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, on terms at least as favorable to the Company’s stockholders, more than 90% of the voting power of the Company’s capital stock or more than 90% of the consolidated assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Board of Directors of the Company (acting upon receipt of a recommendation by the Special Committee) determines in good faith (after consultation with a financial advisor of national reputation and the Company’s outside counsel) to be, if consummated, more favorable to the Company’s stockholders than the Merger and the other Transactions, taking into account at the time of determination all of the terms and conditions of such proposal and of this Agreement, any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing, any other factors deemed relevant by the Company’s Board of Directors, and the assessed ability of the Person making such proposal to consummate the transactions contemplated by such proposal or offer (based upon, among other things, the availability of financing, the expectation of obtaining required approvals and other relevant financial, regulatory, legal and other aspects thereto).
     “Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and Merger Sub, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 30% or more of the Company’s and its Subsidiaries’ consolidated assets or to which 30% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) or 30% or more of any class of equity securities or the beneficial ownership of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 30% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.
     “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any

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Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.
     “Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.
     “Transaction Fees” means, collectively, the following costs, fees and expenses in connection with the Transactions: (a) a fee equal to an aggregate amount of $300,000 payable to the Guarantor in cash, (b) the reasonable actual out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of attorneys, accountants, consultants, financial advisors, and investment bankers) incurred by Parent, Merger Sub and the Guarantor in connection with the Transactions and any other costs and expenses related to or arising out of the execution, delivery or performance by Parent, Merger Sub and the Guarantor of this Agreement or the consummation by Parent, Merger Sub and the Guarantor of the Transactions, in each case as mutually agreed by the parties hereto, (c) the reasonable actual out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of attorneys, accountants, consultants, financial advisors, and investment bankers) incurred by MHR in connection with the Transactions and any other costs and expenses related to or arising out of the execution, delivery or performance by MHR of this Agreement or the consummation by MHR of the Transactions, in each case as mutually agreed by the parties hereto, (d) the reasonable actual out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of attorneys, accountants, consultants, financial advisors, and investment bankers) incurred by the Company in connection with the Transaction and any other costs and expenses related to or arising out of the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the Transactions, and (e) the costs, expenses and other amounts incurred in connection with the Required Consents.

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     “Transactions” means, collectively, this Agreement and the transactions contemplated hereby, including, but not limited to, the Merger, the funding of the Aggregate Merger Consideration, the Bridge Loan, the Preferred Stock Investment, the Preferred Stock Investment Option (if exercised), and the Rollover Financing.
     “Warrants” means, collectively, that certain (a) Warrant Agreement, dated March 9, 2004, between Jonathan Costello and Millstream Acquisition Corporation, (b) Warrant Agreement, dated March 9, 2004, between Darl Petty and Millstream Acquisition Corporation, (c) Warrant Agreement, dated March 9, 2004, between Mark Walinsky and Millstream Acquisition Corporation, and (d) the Bridge Loan Warrants.
     “willful” means an intentional breach of this Agreement by a relevant party hereto of its representations, warranties, covenants and/or agreements hereunder as determined by a non-appealable order or judgment from a court of competent jurisdiction or as mutually agreed by the parties hereto.

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     The following terms are defined in the Section of this Agreement set forth after such term below:

Term	Section

2009 Incentive Plan	Annex A
Affiliate	Annex A
Aggregate Merger Consideration	2.2(a)
Agreement	Preamble
Alternative Financing	5.13(a)
Amended and Restated Certificate of Incorporation	1.5(a)
Antitrust Laws	5.4(a)
Balance Sheet Date	3.5(e)
Bankruptcy and Equity Exception	3.3(a)
Bridge Loan	Recitals
Bridge Loan Conversion	7.2(d)
Bridge Loan Documents	Annex A
Bridge Loan Indebtedness Transfer	5.16
Bridge Loan Warrants	Annex A
Business Day	Annex A
Bylaws	1.5(b)
Certificate	2.1(b)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	2.2(g)
Company	Preamble
Company Acquisition Agreement	5.3(c)
Company Adverse Recommendation Change	5.3(c)
Company Adverse Recommendation Change Notice	5.3(c)
Company Board Recommendation	5.1(a)
Company Charter Documents	3.1(c)
Company Common Stock	2.1
Company Damages	7.2(b)
Company Disclosure Schedule	Article III
Company Employees	5.11(a)
Company Intellectual Property	Annex A
Company Liability Limitation	7.2(c)
Company Material Adverse Effect	Annex A
Company Parent Dispute	7.2(h)
Company Plans	3.11(a)
Company Preferred Stock	3.2(a)
Company Restricted Stock	Annex A
Company SEC Documents	3.5(a)
Company Securities	3.2(a)
Company Stock Plans	Annex A

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Term	Section
Company Stockholder Approval	3.3(d)
Company Stockholders Meeting	5.1(a)
Company Technology	Annex A
Compliance Plan	3.21(c)
Confidentiality Agreement	5.6
Contract	3.3(c)
D&O Insurance	5.8(b)
DGCL	1.1
Dissenting Shares	2.1(d)
Dissenting Stockholders	2.1(d)
Effective Time	1.3
Engagement Letters	3.19
Employment Agreement	Recitals
Environmental Law or Environmental Laws	Annex A
Environmental Permit	Annex A
Equity Interest	Annex A
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange	5.15
Exchange and Rollover Agreement	Recitals
Exchange Act	3.4
Fairness Opinion	3.18
GAAP	Annex A
Governmental Antitrust Entity	5.4(b)
Governmental Authority	Annex A
Guarantor	Annex A
Guaranty	Recitals
Hazardous Materials	Annex A
Health Care Laws	Annex A
HIPAA	3.11(h)(ii)
Indebtedness	Annex A
Indemnitees	5.8(a)
Intellectual Property Rights	Annex A
Investment Amount	2.5(a)
Knowledge	Annex A
Laws	3.8
Leased Real Property	3.14(b)
Lender Consents	Recitals
Lenders	Recitals
Letter of Intent	8.6
Liens	3.1(b)
Material Contract	3.13(a)
Maturity Date	Recitals
Merger	Recitals
Merger Consideration	2.1(b)

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Term	Section
Merger Sub	Preamble
Merger Sub Non-Voting Common Stock	2.1(a)
Merger Sub Voting Common Stock	2.1(a)
Multiemployer Plan	3.11(a)
MHR	Annex A
MHR Note Amendments	Annex A
MHR Warrants	Annex A
Notes	Annex A
Other Filings	3.24
Option	2.3(a)
Option Consideration	Annex A
Parent	Preamble
Parent Damages	7.2(c)
Parent Disclosure Schedule	Article IV
Parent Liability Limitation	7.2(b)
Parent Material Adverse Effect	Annex A
Parent Organizational Documents	4.7
Parent’s Post-Maturity Election Period	7.2(d)
Parent’s Post-Termination Election Period	7.2(f)
Patents	Annex A
Paying Agent	2.2(a)
Permits	3.21(a)
Permitted Liens	Annex A
Person	Annex A
Policies	3.16
Preferred Stock	Annex A
Preferred Stock Investment	2.5(d)
Preferred Stock Investment Documents	Annex A
Preferred Stock Investment Option	2.5(e)
Proxy Statement	3.4
Reference Date	3.2(a)
Release	Annex A
Remedial Action	Annex A
Representatives	5.3(a)
Required Consents	5.4(a)
Restraints	6.1(b)
Remaining Investment Amount	2.5(a)
Rollover Financing	4.9(a)
Rollover Financing Documents	Annex A
Rollover Shares	5.15
Schedule 13E-3	3.4
Sarbanes-Oxley Act	3.5(c)
SEC	3.4
Securities Act	3.1(b)
Senior Lender	Annex A

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Term	Section
Senior Lender Indebtedness Purchase	5.16
Senior Managers	Annex A
Seven Month Anniversary	7.2(d)
Share or Shares	2.1(b)
Software	Annex A
Subsidiary	Annex A
Subsidiary Documents	3.1(c)
Superior Proposal	Annex A
Surviving Corporation	1.1
Surviving Corporation Common Stock	2.1(a)
Takeover Proposal	Annex A
Tax Returns	Annex A
Taxes	Annex A
Technology	Annex A
Termination Fee	7.3(a)
Thirty Day Post-Maturity Period	7.2(d)
Thirty Day Post-Termination Period	7.2(f)
Transaction Fees	Annex A
Transactions	Annex A
Twelve Month Anniversary	7.2(d)
Voting Agreement	Recitals
Walk-Away Date	7.1(b)(i)
WARN	3.11(j)
Warrants	Annex A

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